Exhibit 10.3

Confidential Treatment Requested by F-star Therapeutics, Inc.

Pursuant to 17 C.F.R. Section 200.83

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LICENSE AND COLLABORATION AGREEMENT

between

F-Star Therapeutics Limited,

and

JANSSEN BIOTECH, INC.

Dated as of October 19, 2021

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THIS LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is made and entered into on October 19, 2021 (the “Effective Date”) by and between:

(1) F-star THERAPEUTICS Limited, a limited company incorporated under the laws of England and Wales with company number 11532458, whose registered office is at Eddeva B920 Babraham Research Campus, Cambridge, CB22 3AT, United Kingdom (“F-star”) for itself and on behalf of its Affiliates, and

(2) JANSSEN BIOTECH, INC., a Pennsylvania corporation with offices at 800 Ridgeview Road, Horsham, PA 19044, USA (“Janssen”),

(each of F-star and Janssen being a “Party” and together the “Parties”).

RECITALS

(A) F-star Controls certain intellectual property rights with respect to mAb2.

(B) The Parties have agreed that, pursuant to the Agreement, Janssen shall undertake the Research Program in respect of up to five (5) Research mAb2 and have the option to thereafter Exploit up to five (5) Subject mAb2, in each case in accordance with the terms and conditions set out in the Agreement.

OPERATIVE PROVISIONS

NOW, THEREFORE, for and in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

As used in the Agreement and the Schedules to the Agreement the following capitalised terms, whether used in the singular or plural, shall have the meanings set out below:

1.1 “Acquiror Group Companies” has the meaning set forth in Section 6.3.1.

1.2 “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.3 “Active Program” means a clinical or pre-clinical research program being conducted by F-star, any of its Affiliates or any Third-Party (under license from F-star or any of its Affiliates), or for which financial or FTE resources have been committed or are being expended by F-star or any of its Affiliates, for the research and/or Development of mAb2 having [***]. An Active Program for a given mAb2 shall be deemed to include [***].

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1.4 “Affiliate” means, with respect to a Party, any Person that, at the relevant time, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For the purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “Alliance Manager” has the meaning set forth in Section 8.1.

1.7 “Antibody” means an immunoglobulin (Ig) molecule or fragment thereof that binds to at least one antigen, or a nucleic acid-containing molecule that encodes such an immunoglobulin molecule or fragment thereof.

1.8 “API” means an active pharmaceutical ingredient.

1.9 “Applicable Law” means all applicable provisions of any and all federal, national, supranational, provincial and local laws, rules and regulations (including any rules, regulations, guidelines or other requirements of any Government Authority or Regulatory Authority within the applicable jurisdiction that may be in effect from time to time including, General Data Protection Regulation (EU) 2016/679 and equivalent legislation in the applicable jurisdiction; good laboratory and manufacturing practices; the Clinical Trials Regulation (EU) 536/2014, Clinical Trials Directive 2001/20/EC and Good Clinical Practice Directive 2005/28/EC and all applicable implementing or amending legislation and guidelines for countries within the EU; the current version of the Declaration of Helsinki in force; the current International Conference on Harmonization Guidelines for Good Clinical Practice in force and the United States Federal Food, Drug, and Cosmetic Act), all as amended or replaced from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.

1.10 “Available Target” means individually each of, and collectively all of, the five (5) [***], provided that a Target shall no longer be an Available Target if it has been replaced in accordance with Section 3.5.

1.11 “Available to be Licensed” has the meaning set forth in Section 3.2.1.

1.12 “Available for Reference Use” has the meaning set forth in Section 3.2.2.

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1.13 “Availability Notice” has the meaning set forth in Section 3.4.

1.14 “Average Net Selling Price” has the meaning set forth in Section 10.5.4.

1.15 “Bankruptcy Code” means Title 11 of the United States Code, as may be amended or superseded from time to time.

1.16 “Breaching Party” has the meaning set forth in Section 16.3.1.

1.17 “Business Day” means a day, other than a Saturday or Sunday or a public holiday day in the United States or in the United Kingdom.

1.18 “Calendar Quarter” means a financial quarter based on the Calendar Year (as defined in Section 1.19); provided, however, that the first Calendar Quarter for the first Calendar Year extends from the Effective Date to the end of the then-current Calendar Quarter and the last Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of the Agreement.

1.19 “Calendar Year” means a year based on the Johnson & Johnson Universal Calendar for that year used by Janssen or its Affiliates for internal and external reporting purposes (a copy of which for 2021 and 2022 is attached hereto as Schedule 1 and for additional years shall be provided upon request). The last Calendar Year of the Term begins on the first day of the Johnson & Johnson Universal Calendar Year for the year during which termination or expiration of the Agreement will occur, and the last day of such Calendar Year will be the effective date of such termination or expiration. The first Calendar Year will begin on the Effective Date and end on the last day of the first full Calendar Year thereafter.

1.20 [***]

1.21 “Change in Control” means a change of control (as defined in the definition of Affiliate) of a Party by way of share acquisition, merger, or other agreement with a Third-Party, or the sale of all or substantially all of the assets to which the Agreement relates to such person.

1.22 “Claim” has the meaning set forth in Section 15.1.

1.23 “Clinical Studies” means individually and collectively, any Phase I Clinical Studies, Phase II Clinical Studies, Phase III Clinical Studies, and any other investigational research study in which human subjects are dosed with a Product, whether approved or investigational.

1.24 “Clinical Study Purposes” has the meaning set forth in Section 13.2.

1.25 “Combination Product” has the meaning set forth in Section 10.5.3.

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1.26 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Product, including activities related to marketing, promoting, distributing, importing and exporting such Product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialisation, and “Commercialized” has a corresponding meaning.

1.27 “Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product by Janssen or its Affiliates, [***], taking into account all relevant factors.

1.28 “Competing Product” means: [***]. For clarity, a Competing Product shall cease to be a Competing Product as of [***].

1.29 “Confidential Information” means any non-public, confidential or proprietary Know-How provided orally, visually, in writing or other form by or on behalf of a Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with the Agreement, whether prior to, on, or after the Effective Date, including Know-How relating to the terms of the Agreement, any Fcab, any Fab, any mAb2 or any Product, any Exploitation of any Fcab, any Fab, any mAb2 or any Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, financial, operational, regulatory or business affairs or other activities of the disclosing Party. Know-How identified as being confidential that was disclosed between the Parties under the [***] shall be considered Confidential Information under the Agreement and may be used for the purposes permitted hereunder. Notwithstanding the foregoing, F-star IP shall be considered Confidential Information of F-star, and Product IP and Janssen Fab IP shall be considered Confidential Information of Janssen.

1.30 “Control” or “Controlled”, other than for purposes of Section 1.4, means the ability of a Party to grant to the other Party access or a license or sublicense without violating the terms of any agreement or other arrangement with a Third-Party and without misappropriating or infringing the proprietary or trade secret information of a Third-Party.

1.31 “Controlling Party” has the meaning set forth in Section 12.4.4.

1.32 “Cover,” “Covering” or “Covered” means, in reference to a claim of a Patent Right in a particular country or other jurisdiction with respect to particular subject matter (such as a composition of matter, product, manufacturing or other process, or method of use), that the claim (as interpreted under principles of patent law in such jurisdiction) reads on or encompasses such subject matter.

1.33 “Cure Period” has the meaning set forth in Section 16.3.1.

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1.34 “Currency Hedge Rate” means the rate that is calculated as a weighted average hedge rate of the outstanding external foreign currency forward hedge contracts of Johnson & Johnson with Third-Party banks.

1.35 “Default Notice” “has the meaning set forth in Section 16.3.1.

1.36 “Development” means all activities related to pre-clinical and other non-clinical research, testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of drug or medicine approval applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval; and Development shall include, for the avoidance of doubt, any submissions and activities required in support thereof, required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a Price and Reimbursement Approval for an approved molecule or product. When used as a verb, “Develop” means to engage in Development.

1.37 “Development and Commercialization Term” means, on a Subject mAb2-by-Subject mAb2 basis, the term commencing as of [***] for a Subject mAb2 and expiring on the earlier of [***].

1.38 “Development Milestone” has the meaning set forth in Section 9.3.1

1.39 “Development Milestone Payment” has the meaning set forth in Section 9.3.1.

1.40 “Dispute” means any dispute, claim, or controversy arising from or regarding the Agreement, including the interpretation, application, breach, termination, or validity of any provision hereof. For the avoidance of doubt, any matter within the decision-making authority of the Parties or subject to the agreement of the Parties shall not be deemed a Dispute merely if a unanimous decision cannot be reached or if one of the Parties has the final decision making authority on such matter; however, if a controversy between the Parties arises regarding the interpretation of any provisions hereunder pertaining to any decision within the Agreement that cannot be made due to such controversy, such controversy shall be deemed a Dispute to the extent of such controversy.

1.41 “Distributors” has the meaning set forth in Section 4.7.

1.42 “Dollars”/“$” means US dollars.

1.43 “Effective Date” has the meaning set forth in the preamble hereto.

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1.44 “EMA” means the European Medicines Agency and any successor agency that is responsible for reviewing applications seeking approval for the sale of pharmaceuticals in the EU.

1.45 “Enforcement Action” has the meaning set forth in Section 12.4.4.

1.46 “Engagement Letter” has the meaning set forth in Section 3.8.1.

1.47 “European Union” or “EU” means the countries of the European Union, as the European Union is constituted as of the Effective Date and as it may be modified from time to time.

1.48 “Exploit”, “Exploiting” or “Exploitation” means to make, have made, import, have imported, use, have used, sell, offer for sale, research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), export, transport, distribute, promote, market or have sold or otherwise dispose of.

1.49 “F-star Fab IP” means Fab IP Controlled by F-star or its Affiliates on the Effective Date or during the Term.

1.50 “F-star IP” means any and all Know-How and Patent Rights Controlled by F-star or its Affiliates on the Effective Date or during the Term that are necessary or useful for [***]. F-star IP includes the [***] but excludes any [***].

1.51 “F-star Product IP” means the F-star Product Know-How and F-star Product Patent Rights.

1.52 “F-star Product Know-How” means Product Know-How generated or otherwise Controlled by F-star or its Affiliates.

1.53 “F-star Product Patent Rights” means Product Patent Rights that are assigned to Janssen pursuant to Section 12.1.4(a) of the Agreement.

1.54 “Fab” means the region on an Antibody that binds to a Fab Target which comprises at least one variable domain.

1.55 “Fab IP” means any and all Know-How and Patent Rights relating to the composition of matter, method of use or method of manufacturing of any Fab comprised within a Subject mAb2.

1.56 “Fab Target” means the Target to which the Fab region of a mAb2 binds.

1.57 “Fcab” means the antigen binding loops in the CH3 domain of the Fc region of an Antibody that confers specific binding of the Fc region to the Fcab Target.

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1.58 “Fcab Platform Improvement Patent Rights” means any and all Patent Rights Covering Fcab Platform Improvements.

1.59 “Fcab Platform Improvements” means any adaptation, change, or modification to Fcab Platform Technology generated by or on behalf of Janssen or its Affiliates during the Term using the Fcab Platform Technology but excluding both (a) Janssen Fab IP and (b) Product IP.

1.60 “Fcab Platform IP” means the Fcab Platform Technology, the Fcab Platform Improvements, the Fcab Platform Technology Patent Rights, and the Fcab Platform Improvement Patent Rights.

1.61 “Fcab Platform Patent Rights” means, collectively, the Fcab Platform Technology Patent Rights and Fcab Platform Improvement Patent Rights.

1.62 “Fcab Platform Technology Patent Rights” means any and all Patent Rights Covering Fcab Platform Technology. F-star Platform Technology Patent Rights existing as of the Effective Date are set out in Schedule 2. Fcab Platform Technology Patent Rights exclude Fcab Platform Improvement Patent Rights.

1.63 “Fcab Platform Technology” means any and all Know-How relating to [***], that is (i) owned or Controlled by F-star or its Affiliates at the Effective Date or during the Term (but excluding Fcab Platform Improvements) or (ii) generated by or on behalf of F-star or its Affiliates during the Term.

1.64 “Fcab Target” means a Target to which the Fcab domain of a mAb2 binds.

1.65 “FDA” means the U.S. Food and Drug Administration, and any successor government agency that is responsible for approving the sale of pharmaceuticals in the United States.

1.66 “Field” means therapeutic, prophylactic, and diagnostic use in humans and animals.

1.67 “First Commercial Sale” means, with respect to a Product in any country in the Territory, the first sale by Janssen or its Affiliates or Sublicensees to a Third-Party (other than a Sublicensee) for use or consumption by an end-user of that Product in that country after all required Regulatory Approvals and Price and Reimbursement Approval for commercial sale of that Product have been obtained in such country. Product provided for: (a) research and Clinical Study purposes; (b) compassionate use, named patient sales, patient assistance programs; (c) similar uses in a limited number to support Regulatory Approvals, such as test marketing programs or other similar programs or studies (provided that the Product is not otherwise generally available for purchase in such country); and (d) early access programs, in each case ((a) – (d)), shall not constitute a First Commercial Sale of such Product. In addition, sales of a Product between (a)

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Janssen and its Affiliates, or (b) Janssen and its Affiliates, on the one hand, and Sublicensees, on the other hand, shall not constitute a First Commercial Sale.

1.68 “First Technology Access Fee” has the meaning set forth in Section 9.1.

1.69 “Gatekeeper” means a Third-Party independent legal counsel engaged by the Parties for the purpose of handling determinations regarding Unavailable Targets, Reference Targets and Available Targets in accordance with ARTICLE 3.

1.70 “Gatekeeper Agreement” has the meaning set forth in Section 3.8.1.

1.71 “Gatekeeper Services” has the meaning set forth in Section 3.8.1.

1.72 “Generic” means, in a particular country with respect to a particular Product, any biopharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authority in such country to market and sell such product as a biopharmaceutical product in such country; (b) is marketed or sold by a Third-Party who is not a licensee or Sublicensee of Janssen or its Affiliates regarding such biopharmaceutical product in such country; and (c) is approved as (i) a “biosimilar” (in the United States) of such Product, (ii) a “similar biological medicinal product” (in the EU) with respect to which such Product is the “reference medicinal product,” or (iii) if not in the US or EU, the local equivalent of a “biosimilar” or “similar biological medicinal product” of such Product, in each case, for use in such country pursuant to a regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., the United States Biologics Price Competition and Innovation Act of 2009 or a similar or equivalent legislation under local law).

1.73 “Government Authority” means any national, federal, state or local government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof) or any government arbitrator or arbitral body.

1.74 “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.75 “Identified Target(s)” has the meaning set forth in Section 3.1.

1.76 “Identified Target Notice” has the meaning set forth in Section 3.1.

1.77 “Income Taxes” shall have the meaning set forth in Section 11.5.5.

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1.78 “IND” means (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a drug or medicine in humans in such jurisdiction, and all supplements, amendments, variations, extensions and renewals thereof that may be filed.

1.79 “Indirect Taxes” shall have the meaning set forth in Section 11.5.5.

1.80 “Indemnified Party” has the meaning set forth in Section 15.1.

1.81 “Indemnified Persons” means, with respect to a Party, such Party and its Affiliates, and their respective officers, directors, employees, and agents.

1.82 “Indemnifying Party” has the meaning set forth in Section 15.1.

1.83 “Indirect Taxes” shall have the meaning set forth in Section 11.5.5.

1.84 [***] means the initial research objectives applying to each Research mAb2 being researched under the Research Program, as the same are described in Error! Reference source not found..

1.85 “Initial Research Term” has the meaning set forth in Section 1.143.

1.86 “Inventions” means inventions, patentable or not, conceived and/or reduced to practice during the course of the performance of activities pursuant to the Agreement.

1.87 “Janssen Fab Construct” means [***].

1.88 “Janssen Fab IP” means Fab IP Controlled by Janssen or its Affiliates on the Effective Date or during the Term.

1.89 “Janssen Product Patent Rights” means Product Patent Rights Controlled by Janssen or its Affiliates but excluding Product Patent Right(s) that are assigned to Janssen pursuant to Section 12.1.4(a) of the Agreement.

1.90 “Know-How” means any information not generally known to the public, whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, works of authorship, compounds and biological materials. Know-How excludes information contained in a published patent application.

1.91 “Licenses” means the licenses granted under Section 2.2 and Section 4.2.

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1.92 “Licensed F-star [***] Patent Rights” shall have the meaning set forth in Section 12.2.1(b).

1.93 “Licensed F-star Patent Rights” shall have the meaning set forth in Section 12.2.1(a).

1.94 “Losses” means damages, losses, liabilities, costs (including costs of investigation and defense), fines, penalties, Government Orders, taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), resulting from a Claim in an Action of a Third-Party or Governmental Authority, and incurred by a Party (or other Indemnified Person as provided in ARTICLE 15) as a result of such Action.

1.95 “mAb2” means an Antibody which comprises (a) an Fcab and (b) a Fab.

1.96 “mAb2 Construct” means [***].

1.97 “Major [***] Countries” means [***], and “Major [***] Country” means any one of them.

1.98 “Major Market Countries” means [***], and “Major Market Country” means any one of them.

1.99 “Manufacture”, “Manufactured” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labelling, shipping, and holding of any molecule, product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterisation, supply chain, stability testing, quality assurance testing and release, and quality control.

1.100 “Milestone” means an individual Development Milestone or a Sales Milestone, and “Milestones” means, collectively, the Development Milestones and Sales Milestones.

1.101 “Milestone Payment” means an individual Development Milestone Payment or Sales Milestone Payment, and “Milestone Payments” means, collectively, the Development Milestone Payments and Sales Milestone Payments.

1.102 “Net Sales” has the meaning set forth in Section 10.2.1.

1.103 “NME Selection” means the selection by Janssen’s NME Selection committee (or such committee that is equivalent or a replacement to such committee) and endorsed by the Global Therapeutic Area Head for Janssen Oncology (or such role holder equivalent or a replacement to such role holder), or his/her designee, of a [***], which decision shall

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be based in part on Janssen’s review of a research package containing at least the criteria described in Schedule 3.

1.104 “Non-Breaching Party” has the meaning set forth in Section 16.3.1.

1.105 “Notice of NME Selection” has the meaning set forth in Section 4.1.1.

1.106 “Ongoing Clinical Study” means a Clinical Study of a Product for which the Agreement is terminated that is ongoing as of the effective date of termination.

1.107 “Original Product” has the meaning set forth in Section 9.3.2.

1.108 “Out-of-Pocket Costs” means expenses actually paid (with no mark-up) to any Third-Party that is either: (i) not an Affiliate of a Party claiming such expenses, or (ii) is an Affiliate of that Party where such payment is limited to reimbursing such Affiliate for expenses actually paid by such Affiliate to a Third-Party that is not an Affiliate of the Party claiming such expenses.

1.109 “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.110 “Patent Controversy” means any Dispute between the Parties to the extent that it involves an issue relating to the inventorship, claim scope or interpretation, infringement, enforceability, patentability, or validity of any Patent Right hereunder, and including any such issues relevant to any Prosecution activities hereunder.

1.111 “Patent Representative” has the meaning set forth in Section 12.9.

1.112 “Patent Rights” means any and all national, regional, and international patents and patent applications, including any continuations, divisionals, national-stage applications, provisionals, continued prosecution applications, continuations-in-part, additions, substitutions, extensions (including any supplementary protection certificates and the like) and term restorations, registrations, confirmations, re-examinations, renewals, or reissues thereof, and any foreign counterpart of any of the foregoing.

1.113 “Patent Working Group” has the meaning set forth in Section 12.9.

1.114 “Patent Office” means the United States Patent and Trademark Office, European Patent Office, or other Governmental Authority responsible for the examination of patent applications or granting of patents in a country, region, or supra-national jurisdiction.

1.115 “Payee” shall have the meaning set forth in Section 11.5.2.

1.116 “Payor” shall have the meaning set forth in Section 11.5.2.

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1.117 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.118 “Phase I Clinical Study” means any study in any country in humans the principal purpose of which is preliminary determination of safety of a Product in healthy individuals or patients as described under 21 C.F.R. §312.21(a) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study.

1.119 “Phase II Clinical Study” means a preliminary efficacy, dose-focusing (to provide initial information on exposure-response or dose-response relationships and help determine appropriate dose-range) or safety human clinical study in any country of a Product in the target patient population, as described under 21 C.F.R. §312.21(b) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study.

1.120 “Phase III Clinical Study” means a clinical study in any country designed as a pivotal confirmatory study to demonstrate the efficacy and safety of a Product with respect to a given indication, which study is performed for purposes of filing an application to obtain Regulatory Approval (e.g., NDA, BLA, or MAA) for such Product for such indication in any country (regardless of whether such Clinical Study is identified as a phase III clinical study on ClinicalTrials.gov), including a clinical study as described under 21 C.F.R. §312.21(c) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study.

1.121 “Price and Reimbursement Approval” means any approvals, licenses, registrations or authorisations of any supranational, national, regional, state or local Regulatory Authority or other regulatory agency, department, bureau or Government Authority, required by Applicable Law to determine or set the pricing of a Product, and/or its reimbursement level by the relevant health authorities, providers or other funding institutions, at supranational, national, regional, state or local level.

1.122 “Prior CDA” means the Confidentiality Agreement entered into between F-star’s Affiliate, F-star Therapeutics, Inc., and Janssen’s Affiliate, Johnson and Johnson Innovation Limited, dated [***], as amended thereafter.

1.123 “Prior MTA” means the Material Transfer Agreement, dated [***], entered into between F-star’s Affiliate, F-star Therapeutics, Inc., and Janssen.

1.124 “Product” means any pharmaceutical product in any form [***], in any dosage form, formulation or method of delivery alone or in combination with one or more other API. Products in any and all forms, in current and future formulations, dosage forms and

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strengths, and delivery modes, including any improvements thereto shall be deemed to be the same Product.

1.125 “Product IP” means, individually and collectively, Product Know-How and Product Patent Rights, including for clarity, the F-star Product IP.

1.126 “Product Know-How” means any and all Know-How, including Inventions, relating to a Subject mAb2 and/or a Product that is generated or otherwise Controlled (i) by or on behalf of Janssen or its Affiliates or (ii) by or on behalf of F-star or its Affiliates, either (i) and (ii), as a result of the Parties’ respective activities under this Agreement. Product IP shall not include Fcab Platform IP or Fab IP.

1.127 “Product Patent Rights” means Patent Rights Covering Product Know-How, including for clarity, the Product Patent Rights within the F-star Product IP.

1.128 “Product Royalty Term” shall have the meaning set forth in Section 10.6.

1.129 “Prosecution and Maintenance” or “Prosecute and Maintain” with regard to a Patent Right means the preparing, filing, prosecuting and maintenance of such Patent Right, as well as re-examinations, reissues, requests for patent term extensions and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent Right.

1.130 “Reference mAb2” means a mAb² where [***].

1.131 “Reference Target” means individually each of, and collectively all of, the [***] in accordance with the process set out in ARTICLE 3 provided that a Target shall no longer be a Reference Target upon [***].

1.132 “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Product in the Field in a country. “Regulatory Approval” shall not include Price and Reimbursement Approvals.

1.133 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other Government Authority with authority over the marketing and sale of a pharmaceutical product in a country, including the FDA and the EMA.

1.134 “Regulatory Filings” means filings and applications with any Regulatory Authority with respect to a Product, or its use or potential use in humans.

1.135 “Relevant Transaction” has the meaning set forth in Section 6.3.

1.136 “Relevant Terminated Subject mAb2” has the meaning set forth in Section 16.7.8.

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1.137 “Replacement Product” has the meaning set forth in Section 9.3.2.

1.138 “Replacement Target” has the meaning set forth in Section 3.5.

1.139 “Research mAb²” means a mAb² where [***]. For clarity, all [***] must be Available Targets.

1.140 “Research Program” has the meaning set forth in Section 2.1.

1.141 “Reverse Orientation mAb2” means, with regard to a particular mAb2, a corresponding mAb2 in which the Fcab Target and the Fab Target are reversed. For example, if the Fcab and the Fab of a mAb2 binds ‘Target A’ and ‘Target B’, respectively, then the Fcab and the Fab of the corresponding Reverse Orientation mAb2 would bind ‘Target B’ and ‘Target A’, respectively.

1.142 “[***] Patent” has the meaning set forth in Section 16.4.3.

1.143 “Research Term” means the [***] period following the Effective Date (the “Initial Research Term”), as such term may be extended in accordance with Section 2.3.

1.144 “Safety Reasons” means a determination by Janssen, in its good-faith judgment, that continued Development or Commercialization of a Product would be unethical or unreasonable due to a significant safety-related reason, such as if Janssen believes, based on its good-faith assessment of relevant data, that continuation of human use of a Product has resulted in, or has a significant risk of resulting in, the occurrence of a safety or tolerability finding that would raise material concerns regarding the clinical benefit of the Product for its target population (for example, harm significantly in excess of an acceptable side-effect profile).

1.145 “Sales Milestone” has the meaning set forth in Section 9.4.

1.146 “Sales Milestone Payments” has the meaning set forth in Section 9.4.

1.147 “Second Technology Access Fee” has the meaning set forth in Section 9.2.

1.148 “Selected Target” means an Available Target selected as the [***] by Janssen during the Research Term, provided that a Target shall no longer be a Selected Target if [***].

1.149 “Senior Officer” means, with respect to F-star, its Chief Executive Officer or his/her designee, and with respect to Janssen, the Global Therapeutic Area Head for Janssen Oncology, or his/her designee.

1.150 “Skipped Milestone Event” has the meaning set forth in Section 9.6.

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1.151 “Subject mAb²” means a mAb² in respect of which Janssen has exercised an option to license under Section 2.2.2 where (a) the [***] and (b) the [***]. For clarity, all [***] must be Selected Targets.

1.152 “Sublicensee” means a Person, other than an Affiliate of Janssen, to which Janssen (or its Affiliate) has, pursuant to Section 5.1, granted sublicense rights under any of the rights licensed under the Agreement, provided that “Sublicensee” shall exclude Distributors.

1.153 “Target” means a [***].

1.154 “Target ID Number” shall have the meaning set forth in Section 3.4.

1.155 “Tax” or “Taxes” shall have the meaning set forth in Section 11.5.4.

1.156 "Tax Authority” means a Government Authority (whether in the United States, United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax or make any decision or ruling on any matter relating to Tax.

1.157 “Term” has the meaning set forth in Section 16.1.

1.158 “Territory” means all countries and territories worldwide.

1.159 “Third-Party” means any Person other than F-star, Janssen and their respective Affiliates.

1.160 “Third-Party Agreement” means an agreement between F-star or any of its Affiliates with a Third-Party.

1.161 “Third-Party Infringement” has the meaning set forth in Section 12.4.1.

1.162 “Third-Party Patent” means a Patent Right owned or otherwise controlled by a Third-Party.

1.163 “Trade Secrets” has the meaning set forth in Section 13.2.

1.164 “Triggering Milestone Event” has the meaning set forth in Section 9.6.

1.165 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.166 “Unavailable Target” has the meaning set forth in Section 3.3.1

1.167 “Unavailable Target List” has the meaning set forth in Section 3.3.4.

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1.168 “Valid Claim” means a claim (i) of any issued, unexpired Patent Right that has not been revoked or held unenforceable or invalid by a decision of a court or Government Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (ii) of any patent application that has not been cancelled, withdrawn or abandoned or been pending or filed more than seven (7) years from the earliest possible priority date for said application (provided that if after such seven (7) year period a Patent Right issues from such application, the same would be deemed a Valid Claim).

1.169 In the Agreement, unless the context otherwise requires:

1.169.1 all references to a particular Article, Section, or Schedule shall, unless stated otherwise, be a reference to such Article, Section, or Schedule of the Agreement;

1.169.2 all headings are inserted for convenience only and do not affect the interpretation of the Agreement;

1.169.3 the use of any gender shall be applicable to all genders;

1.169.4 words denoting persons shall include any natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns;

1.169.5 the words “include”, “included” and “including” are to be construed without conveying any limitation to the generality of the preceding words;

1.169.6 a reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation and any modification or re-enactment of that statute or regulation or any successor or materially equivalent legislation enacted or adopted from time to time in the relevant market;

1.169.7 the Schedules form part of the Agreement and a reference to “the Agreement” includes its Schedules, provided that, in the event of any inconsistency or conflict between the operative provisions of the Agreement and any of the Schedules, the operative provisions of the Agreement shall prevail;

1.169.8 references to time are to New York, New York time; and

1.169.9 the word “or” has the inclusive meaning represented by the phrase “and/or”.

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ARTICLE 2
RESEARCH PROGRAM

2.1 “Research Program” means the conduct by or on behalf of Janssen and its Affiliates during the Research Term of non-clinical discovery research directed towards enabling NME Selection for up to five (5) Research mAb2. The Research Program shall include the [***]. The research license granted under Section 2.2 shall not include the right to file an IND for any Research mAb2 or Product.

2.2 Grant to Janssen – Research License. Subject to the terms and conditions of the Agreement, including Section 5.4 and Section 6.4, F-star hereby grants, on behalf of itself and its Affiliates, to Janssen:

2.2.1 a worldwide exclusive license under the F-star IP to make, have made, use, have used, import, and have imported Research mAb2 during the Research Term for the conduct of the Research Program;

2.2.2 an exclusive right during the Research Term to make an NME Selection for up to five (5) of the Available Targets as a Selected Target for use in one or more Subject mAb2 and for such Subject mAb2 to be Developed, Manufactured, Commercialized, and otherwise Exploited by Janssen pursuant to Section 4.2 and in accordance with the Agreement (for clarity, where an NME Selection is made in respect of any Available Target, then any mAb2 having the [***] shall become a Subject mAb2); and

2.2.3 subject to Section 2.5 below, a worldwide non-exclusive license under the F-star IP to make, have made, use, have used, import, and have imported [***] in the conduct of the Research Program, for each [***] for a period of [***] commencing as of the date of the Availability Notice for the Reference Target therein (as of the Effective Date for Identified Targets confirmed as Reference Targets prior to the Effective Date).

2.3 Extension of Research Term. The Research Term may be extended beyond the Initial Research Term on [***], provided that during the Initial Research Term:

2.3.1 F-star receives written notice from Janssen that [***]; or

2.3.2 F-star receives written notice from Janssen that Janssen wishes to extend the Research Term (which shall require [***].

For clarity, if the Research Term is extended in accordance with this Section 2.3, the extended Research Term shall continue until [***] from the Effective Date.

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2.4 Notification. Janssen shall promptly notify F-star in writing (and in any event within [***] of the first [***] in the Research Program to achieve the [***].

2.5 Limitations on Use of Reference mAb2. The following shall apply to the use by Janssen and its Affiliates of Reference mAb2 pursuant to the license under Section 2.2.3:

2.5.1 Janssen and its Affiliates shall not file any Patent Rights Covering any Reference mAb2 (unless and until such Reference Target becomes an Available Target, if at all).

2.5.2 Janssen and its Affiliates shall not publish or otherwise publicly disclose any Reference mAb2 (unless and until such Reference Target becomes an Available Target, if at all).

2.5.3 Janssen and its Affiliates may include data generated using a Reference mAb2 in Regulatory Filings related to a Subject mAb2 as necessary or useful in the Development of such Subject mAb2 in accordance with any license granted under Section 4.2.1.

2.6 Compliance. Janssen shall conduct the Research Program in compliance with all Applicable Laws.

2.7 Janssen Licensed Patent Rights. In the event that Janssen or any of its Affiliates files any Patent Rights Covering any Research mAb2 that as of the expiry of the Research Term is not designated as a Subject mAb2, F-star shall be granted a royalty-free, non-exclusive, worldwide, irrevocable and perpetual license, with a right to sublicense through multiple tiers, to any such Patent Right (but excluding any rights to Janssen Fab IP contained therein) for the purposes of Exploiting [***]. For clarity, the license granted under this Section 2.7 does not include a right to Exploit any [***].

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ARTICLE 3
TARGETS

3.1 Identified Targets. Janssen may at any time during the Research Term, submit a written notice in the form set out in 0 (an “Identified Target Notice”) to the Gatekeeper in substantially the form agreed upon by the Parties in the Gatekeeper Agreement identifying one or more Target(s) (“Identified Target(s)”) that Janssen is interested in researching under the Research Program as a Fab Target for a Research mAb2 or for use in a Reference mAb2. The Identified Target Notice shall include the Entrez Gene ID, HUGO or official symbol and common synonyms (if available) of each Identified Target. Each Identified Target Notice shall be provided simultaneously to F-star with the name and identifying details of the Identified Target redacted.

3.2 Determination of Availability.

3.2.1 For use as a Fab Target for a Research mAb2. An Identified Target shall be available to be licensed to Janssen as an Available Target for use as a Fab Target for a Research mAb2 (“Available to be Licensed”) and thus available for licensing pursuant to Sections 2.2.1, 2.2.2, and 4.2), if all of Sections 3.2.1(a), 3.2.1(b) and 3.2.1(c) below apply to the Identified Target:

(a) The Identified Target is not part of an Active Program; and

(b) F-star is free to grant the exclusive licenses in respect of such Identified Target to Janssen as set forth in the Agreement without breaching the terms of any Third-Party Agreement; and

(c) The Identified Target is not the subject of ongoing and active negotiations for the grant of license rights by F-star or any of its Affiliates to a Third-Party.

3.2.2 For use as a Fab Target for a Reference mAb2. An Identified Target shall be available to be licensed to Janssen as a Reference Target for use as a Fab Target for a Reference mAb2 (“Available for Reference Use”) and thus available for licensing pursuant to Section 2.2.3, if:

(a) F-star is free to grant the non-exclusive license of Section 2.2.3 in respect of such Identified Target to Janssen as set forth in the Agreement without breaching the terms of any Third-Party Agreement.

3.3 Unavailable Targets.

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3.3.1 F-star shall identify to the Gatekeeper any Target which F-star reasonably believes is not “Available to be Licensed” (because it does not meet the criteria set forth in Sections 3.2.1(a), 3.2.1(b), and/or 3.2.1(c)) or is not Available for Reference Use (because it does not meet the criteria of Section 3.2.2(a)) (each such Target an “Unavailable Target”). F-star shall provide the Gatekeeper with such information that, in F-star’s reasonable opinion, it is able to provide without breaching or infringing the terms of any Third-Party Agreement or the rights of any Third-Party, to support F-star’s identification of any Target as an Unavailable Target. Notwithstanding the above and any other provision of the Agreement, F-star shall always act in good faith in identifying Targets to the Gatekeeper as Unavailable Targets.

3.3.2 The following shall apply to each Target identified by F-star to the Gatekeeper as an Unavailable Target:

(a) The Target shall be identified by the Entrez Gene ID, HUGO or official symbol and by common synonyms (if available); and

(b) F-star shall specify which of Sections 3.2.1(a), 3.2.1(b), and/or 3.2.1(c), or Section 3.2.2(a), is applicable to the Target, as the case may be.

3.3.3 Prior to the execution of the Agreement, F-star has identified to the Gatekeeper all Targets that it believes to be Unavailable Targets in accordance with Section 3.3.1. F-star shall during the Research Term promptly submit to the Gatekeeper the names of any additional Targets that qualify as Unavailable Targets.

3.3.4 Unavailable Target List.

(a) In accordance with the terms of the Engagement Letter, the Gatekeeper shall maintain a list of Unavailable Targets (the “Unavailable Target List”) and supporting information provided by F-star in confidence and shall not be entitled to disclose the same, in whole or in part, to Janssen or any other Person.

(b) In accordance with the terms of the Engagement Letter, the Gatekeeper shall add Available Targets and Reference Targets to the Unavailable Target List, and the Gatekeeper shall not disclose to F-star, its Affiliates or third party (sub)licensees or collaborators, or their respective affiliates, the identification of a Target that has been added to the Unavailable Target List as a result of being designated an Available Target or Reference Target.

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(c) Notwithstanding Section 3.3.4(b) above, for the limited purpose of allowing F-star and its Affiliates to ensure their compliance with the exclusivity provisions of ARTICLE 6, the following shall apply:

(i) In the event that, F-star wishes to license, authorize or otherwise assist or enable a Third-Party to Exploit, any [***], F-star (a) shall arrange for such Third-Party to clear the availability of the other Targets of interest for such mAb2 directly with the Gatekeeper, or (b) shall itself clear the availability of those other Targets where the relevant Third-Party requires F-star to do so, in a manner that (1) does not disclose to F-star, the identification of a Target that has been added to the Unavailable Target List by the Gatekeeper as a result of being designated an Available Target or Reference Target, and (2) maintains the confidentiality obligations owed by the Gatekeeper to Janssen under the Engagement Letter.

(ii) In the event that F-star or any of its Affiliates wishes to Exploit any mAb2 that [***], F-star shall have the right to clear the availability of the other Targets of interest for such mAb2 directly with the Gatekeeper, provided that F-star shall always act in good faith in identifying Targets to the Gatekeeper for clearance for Exploitation by it or its Affiliates.

3.4 Availability Notice. Within [***] of receipt of an Identified Target Notice in respect of an Identified Target(s), in accordance with the terms of the Engagement Letter, the Gatekeeper is required to confirm by written notice to Janssen whether or not the Identified Target in question is Available to be Licensed or Available for Reference Use, as requested (such notice being an “Availability Notice”) Where an Identified Target is either Available to be Licensed, or Available for Reference Use, as applicable, then the Identified Target in question shall become an Available Target or Reference Target, as applicable, as of the date of the Availability Notice. In accordance with the terms of the Engagement Letter, each Available Target and Reference Target shall be assigned a sequential identification number by the Gatekeeper (the “Target ID Number”). Each Availability Notice is required to be provided simultaneously to F-star with the name and identifying details of the Identified Targets and Available Targets and/or Reference Targets (as applicable) redacted.

3.5 Replacement Targets.

3.5.1 Subject to Section 3.7, Janssen may at any time during the Research Term, upon written notice in the form set out in Schedule 3 (a “Replacement Target

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Notice”) to the Gatekeeper, identify an Available Target or Reference Target by Target ID Number that it wishes to replace with a new Identified Target(s) (a “Replacement Target(s)”) if Available to be Licensed or Available for Reference Use, as requested. Any such notice shall be copied to F-star with the name and identifying details of the Available Target or Reference Target to be replaced and the Identified Target redacted. In accordance with the terms of the Engagement Letter, the Gatekeeper shall determine if the Identified Target is Available to be Licensed or Available for Reference Use, as applicable, in accordance with Section 3.2 and then shall provide notice to Janssen in accordance with Section 3.4, provided, however, that Janssen shall in any event be limited to:

(a) the replacement of [***] Available Targets with Replacement Targets, and

(b) the replacement of [***] Reference Targets with Replacement Targets,

during the Research Term.

3.5.2 An Available Target or Reference Target that is replaced by a Replacement Target shall no longer be regarded as being an Available Target or Reference Target for the purposes of the Agreement.

3.5.3 For clarity, Janssen may identify a Reference Target as an Identified Target or Replacement Target for licensing as an Available Target, in which case, if such Target is Available to be Licensed, it shall become an Available Target and, to the extent that it replaces an Available Target, shall be counted as a Replacement Target for the purpose of Section 3.5.1(a).

3.5.4 In the event that Janssen converts a Reference Target to an Available Target, Janssen shall not be entitled to an additional Reference Target for use in addition to the [***] Replacement Targets for Reference Targets provided for in Section 3.5.1(b).

3.6 Gatekeeper Obligations of Confidentiality.

3.6.1 All notifications sent by a Party to the Gatekeeper pursuant to this ARTICLE 3 shall be considered the Confidential Information of the sending Party and notices or other communications received from the Gatekeeper by a Party shall be considered the Confidential Information of the receiving Party.

3.6.2 In accordance with the terms of the Engagement Letter, the Gatekeeper shall maintain all Identified Targets, including Identified Target Notices,

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Replacement Target Notices, and unredacted Availability Notices in confidence and shall not be entitled to disclose it, in whole or in part, to F-star or any other Person.

3.6.3 In accordance with the terms of the Engagement Letter, the Gatekeeper is bound in writing and on terms agreed by the Parties to terms of confidentiality and non-use substantially similar to those imposed under this Agreement.

3.6.4 Upon the completion of the Gatekeeper Services, or in the event that the Gatekeeper is no longer able to perform the Gatekeeper Services, the Gatekeeper is in accordance with the terms of the Engagement Letter required to promptly return or destroy all tangible items containing or consisting of the Confidential Information of the Parties, provided that the Gatekeeper may retain a single copy of Confidential Information in a secured location (to which the terms and conditions of confidentiality shall continue to apply), solely to the extent necessary to allow the Gatekeeper to ensure its continued compliance with the Engagement Letter and applicable law and professional obligations.

3.7 Maximum number of Targets. At any given time, and notwithstanding any other provision of the Agreement, there shall be no more than:

3.7.1 [***] Reference Targets used in the conduct of the Research Program, and

3.7.2 in aggregate [***] Targets that are either Available Targets or Selected Targets,

being licensed for the purposes of the Agreement, and no more than [***] exchanges of an Available Target for a Replacement Target and, subject to Section 3.5.4, no more than [***] exchanges of a Reference Target for a Replacement Target

3.8 Gatekeeper; Initial Available Targets.

3.8.1 Prior to the execution of the Agreement, (a) F-star has entered into a written agreement (the “Engagement Letter”) approved in advance by Janssen with the Gatekeeper, on behalf of the Parties, for the conduct by the Gatekeeper of the activities designated for the Gatekeeper in accordance with this ARTICLE 3 (the “Gatekeeper Services”); and (b) F-star and Janssen have entered into an agreement (the “Gatekeeper Agreement”) for purposes of allowing the Gatekeeper to confirm certain Identified Targets as Available Targets and/or as Reference Targets in accordance with this ARTICLE 3.

3.8.2 The fees, costs and expenses of the Gatekeeper in performing the Gatekeeper Services shall be shared equally by the Parties. Such fees, costs and expenses shall be paid by F-star with [***] of the same then being reimbursed by Janssen

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to F-star. The Engagement Letter, along with the Gatekeeper Agreement, are attached as 0.

3.8.3 F-star shall promptly notify Janssen in the event that the Gatekeeper terminates its appointment under the Engagement Letter or is otherwise no longer able to perform the Gatekeeper Services in accordance with this ARTICLE 3 and the Gatekeeper Agreement. Janssen shall have the right to approve any new Gatekeeper designated by F-star and the terms of its engagement by F-star in advance provided always that Janssen shall not unreasonably withhold or delay such approval. Such new Gatekeeper shall be appointed on terms that are consistent with the terms and conditions of this Agreement and the Gatekeeper Agreement.

3.8.4 0 lists the Target ID Numbers of the Targets confirmed as being Available Targets or Reference Targets as of the Effective Date by the Gatekeeper.

ARTICLE 4
DEVELOPMENT AND CommercialiZation

4.1 NME Selection.

4.1.1 At any time during the Research Term, Janssen may make an NME Selection in respect of a Research mAb2 by written notice to F-star (“Notice of NME Selection”). NME Selection shall be deemed to have occurred, as of the date of IND filing, for any Research mAb2 for which a Notice of NME Selection was not sent but an IND was in fact filed by or on behalf of Janssen or any of its Affiliates or Sublicensees.

4.1.2 As of the date of receipt of a Notice of NME Selection, or the filing date of an IND for a Research mAb2 for which a Notice of NME Selection was not previously sent, the following shall apply:

(a) the Available Target(s) in such Research mAb2 shall become a Selected Target(s);

(b) the Research mAb2 shall become a Subject mAb2; and

(c) the license granted under Section 4.2 in respect of such Subject mAb2 shall take effect.

4.1.3 At Janssen’s option, Janssen may identify the Available Target(s) in the Notice of NME Selection by name or may elect to identify the Available Target by its Target ID Number only. The Gatekeeper shall be copied on any Notice of NME Selection.

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4.1.4 In the event that NME Selection is deemed to have occurred for a Research mAb2 as a result of an IND being filed by or on behalf of Janssen or any of its Affiliates or its Sublicensees prior to a Notice of NME Selection being served, the Party first becoming aware of such IND filing shall as soon as reasonably practicable notify the other Party with details of the IND filing and identification of the Available Target by name or Target ID Number. The Gatekeeper shall be copied on any such notice.

4.2 Grant to Janssen – Exploitation Licenses.

4.2.1 Subject to the terms and conditions of the Agreement, including Section 4.1.2, Section 5.4 and Section 6.4, F-star hereby grants, on behalf of itself and its Affiliates, to Janssen, on a Subject mAb2-by-Subject mAb2 basis, an exclusive (even as to F-star and its Affiliates), worldwide, royalty-bearing right and license, with the right to grant sublicenses in accordance with Section 5.1, under the F-star IP to Exploit such Subject mAb2 and Products containing such Subject mAb2, in each case, during the Development and Commercialization Term for such Subject mAb2 in the Field and the Territory.

4.2.2 The license granted in Section 4.2.1 shall be effective as of the Effective Date (but shall only take effect in accordance with Section 4.1.2) for a term commencing in respect of any Subject mAb2 at such time as an NME Selection has been made or deemed made in respect of a given Subject mAb2. Prior to the commencement of the Development and Commercialization Term for a given Subject mAb2, Janssen shall not conduct any Development, Manufacture or Commercialization of that Subject mAb2 or Products containing such Subject mAb2 except as expressly permitted by ARTICLE 2.

4.3 Development. On a Subject mAb2-by-Subject mAb2 basis, during the Development and Commercialization Term for any Subject mAb2, Janssen shall use Commercially Reasonable Efforts to Develop, and obtain Regulatory Approval (and if applicable, Price and Reimbursement Approval) for, [***] containing such Subject mAb2 for [***].

4.4 Commercialization. Following receipt of Regulatory Approval (and if applicable Price and Reimbursement Approval) for a Product in a Major Market Country, Janssen shall use Commercially Reasonable Efforts to Commercialize that Product in that Major Market Country.

4.5 Compliance. Janssen shall conduct Development and Commercialization of Products in compliance with all Applicable Laws.

4.6 Booking of Sales; Distribution. As between the Parties, Janssen shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Products in the Territory and to perform

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or cause to be performed all related services. As between the Parties, Janssen shall handle, and be exclusively responsible for, all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Products in the Territory.

4.7 Distributors. Janssen and its Affiliates and Sublicensees shall have the right to appoint any Third Parties, in the Territory or in any country or other jurisdiction of the Territory, to distribute, market, and sell the Products in a manner that is consistent with the terms of the Agreement. Where Janssen or its Affiliates or a Sublicensee appoints such a Third-Party, that Person shall be a “Distributor” for purposes of the Agreement. For clarity, if Janssen grants to a Third-Party any rights under applicable intellectual property to make, use, sell, offer for sale or import a Product, then to that extent such Third-Party shall be a Sublicensee and not a Distributor.

4.8 Product Trademarks. As between the Parties, Janssen shall have the sole right to determine and own the trademarks to be used with respect to the Exploitation of the Products within the Territory.

ARTICLE 5
ADDITIONAL LICENSING PROVISIONS AND TECHNOLOGY TRANSFER

5.1 Sublicenses.

5.1.1 Janssen shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the license granted in Section 2.2 and Section 4.2, to Sublicensees, provided that any such sublicenses shall (i) be in writing, (ii) be consistent with the terms and conditions of the Agreement, and (iii) require the applicable Sublicensee to comply with all applicable terms of the Agreement.

5.1.2 Janssen shall be responsible for the performance of any Sublicensee or Distributor as if such Sublicensee or Distributor were “Janssen” hereunder. Subject to ARTICLE 16, each sublicense granted by Janssen in respect of any rights licensed or granted under the Agreement shall terminate immediately upon the termination of the Agreement.

5.2 Subcontracting. Janssen shall have the right to enter into subcontracts with its Affiliates and Third Parties for the purposes of carrying out certain activities under the Agreement, provided that (i) such subcontracts are consistent with the Agreement; (ii) such subcontracts require the applicable Affiliate or Third-Party to comply with all applicable terms of the Agreement; and (iii) Janssen shall remain liable to F-star for the performance of such obligations, and the acts and omissions of its subcontractors.

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5.3 [***]. [***] shall be provided in electronic copies to Janssen as of the Effective Date.

5.4 No Implied Rights. Except as expressly provided herein, F-star grants no other right or license, including any rights or licenses to the F-star IP or F-star Fab IP, or any other Patent or intellectual property rights not otherwise expressly granted herein, whether by implication, estoppel, or otherwise.

5.5 Confirmatory Patent License. F-star shall if requested to do so by Janssen, at Janssen’s cost, promptly enter into confirmatory license agreements in such form as may be reasonably acceptable to both Parties for the purposes of recording the licenses granted under the Agreement with such patent offices in the Territory as Janssen considers appropriate.

ARTICLE 6
EXCLUSIVITY

6.1 Research Term. Subject to Section 6.4, during the Research Term, F-star and its Affiliates shall not (i) research, Develop, Commercialize, Manufacture or otherwise Exploit, or (ii) license, authorize or otherwise assist or enable a Third-Party to research, Develop, Commercialize, Manufacture or otherwise Exploit, any [***], in the Field and Territory.

6.2 Competing Products. On a Subject mAb2-by-Subject mAb2 basis, for each Subject mAb2 as of NME Selection and for the duration of the Development and Commercialization Term for that Subject mAb2, F-star and its Affiliates shall not (i) research, Develop, Commercialize, Manufacture or otherwise Exploit any Competing Product for use in the Field and the Territory, whether alone or in combination with one or more other API, or (ii) license, authorize or otherwise assist or enable a Third-Party to research, Develop, Commercialize, Manufacture or otherwise Exploit any Competing Product for use in the Field and the Territory, whether alone or in combination with one or more other API.

6.3 F-star Change of Control. Notwithstanding Sections 6.1 and 6.2, following a Change in Control of F-star or its Affiliates (a “Relevant Transaction”):

6.3.1 the restrictions set out in Section 6.1 shall not apply to any acquiror or the acquiror’s Affiliates immediately prior to the Relevant Transaction (“Acquiror Group Companies”) but shall continue to apply to F-star and F-star’s Affiliates immediately prior to the Relevant Transaction; and

6.3.2 Section 6.2 shall not apply to any Competing Product which was Controlled by the Acquiror Group Companies immediately prior to the Relevant Transaction but shall continue to apply to any Competing Product developed or acquired

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by the acquiror, F-star or any of their Affiliates following the Change in Control.

6.4 Reserved Rights. Subject to Section 6.3, F-star reserves all rights to research and Exploit (i) any Antibody containing any Fcab for use with any Fab Target other than where such Fcab Target and Fab Target are comprised within a Research mAb2 or Subject mAb2, and (ii) any Fcab as a stand-alone product that is not incorporated into an Antibody.

ARTICLE 7
Regulatory matters

7.1 Regulatory Filings and Approvals. As between the Parties, Janssen shall have the sole right to prepare, obtain and maintain all Regulatory Filings (including the setting of the overall regulatory strategy therefor) and Regulatory Approvals, and to conduct all communications with the Regulatory Authorities, for and in connection with the Development, Commercialization and Manufacturing of any and all Subject mAb² and Products in the Territory.

7.2 Ownership. Except to the extent prohibited by Applicable Law, as between Janssen and F-star, Janssen shall own and maintain all Regulatory Filings and Regulatory Approvals for any and all Subject mAb² and Product. At Janssen’s request and cost, F-star shall duly execute and deliver or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary under or as Janssen may reasonably request in connection with or to carry out more effectively the purpose of or to better assure and confirm unto Janssen its rights under this ARTICLE 7.

7.3 Right of Cross-Reference. At Janssen’s request, and to the extent required by a Regulatory Authority or pursuant to a requirement of a Regulatory Authority, F-star shall provide Janssen with a right of cross reference to relevant preclinical data in IND filings Controlled by F-star to the extent that these relate to the Fcab Platform Technology, for the purposes of Janssen and its Affiliates making their own Regulatory Filings in relation to relevant Products.

7.4 Adverse Event Reporting. Janssen agrees to comply with all Applicable Laws during the Term in connection with Product safety data collection and reporting, including reporting adverse events to Regulatory Authorities if and to the extent required by Applicable Law.

ARTICLE 8
Alliance MANAGEMENT

8.1 Alliance Manager. Each Party shall each appoint a person(s) who shall act as the primary point of contact for the Parties and oversee contact between the Parties for all

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matters in relation to the Agreement and have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may each replace its Alliance Manager at any time by notice in writing to the other Party.

8.2 Reports.

8.2.1 Research Program Updates. During the Research Term, approximately each Calendar Quarter, Janssen (through its Alliance Manager) shall provide a written update to F-star on its and its Affiliates’ research activities with respect to Research mAb2 as relates to [***] as the Fcab Target and general progress with respect to each Research mAb2, including details of [***], if any.

8.2.2 Fcab Platform Technology. During the Research Term, F-star (through its Alliance Manager) shall promptly update Janssen in writing on any Fcab Platform Technology that is generated by or on behalf of F-star and its Affiliates. In addition, at Janssen’s request, F-star shall also make available to Janssen such Know-How which it and its Affiliates Control relating to Fcab Platform Technology, provided that F-star shall not be required to make Know-How available in breach of any Third-Party Agreement or to make available Know-How that relates specifically to any product being developed under any Active Program being conducted by F-star, its Affiliates or any Third-Party.

8.2.3 Technical Discussions. Janssen and F-star will make their respective relevant technical or other personnel available, as reasonably requested by the other Party, for discussion of the information contained in their respective updates.

8.3 Development Reports. Within [***] following the end of each [***], on a Subject mAb2-by-Subject mAb2 basis, during the Development and Commercialization Term for each Subject mAb2, Janssen (through its Alliance Manager) shall update F-star on its Development activities with respect to such Subject mAb2 for so long as Janssen or its Affiliates are conducting Development activities.

8.4 Annual Commercialization Reports. Within [***] following the end of each Calendar Year, on a Product-by-Product basis, starting after the completion of the first Calendar Year after the First Commercial Sale of a Product, Janssen will provide F-star with a high-level summary of its Commercialization status (Regulatory Approvals and launch status) for the Product for the current and subsequent Calendar Year.

ARTICLE 9
MILESTONE PAYMENTS

9.1 First Technology Access Fee. Janssen shall pay to F-star a non-refundable and non-creditable payment equal to [***] (“First Technology Access Fee”) within [***] of the Effective Date.

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9.2 Second Technology Access Fee. Janssen shall pay to F-star a non-refundable and non-creditable payment equal to [***] (“Second Technology Access Fee”) within [***] of the receipt of an invoice from F-star following the earlier to occur of:

9.2.1 the first Research mAb2 attaining the [***]; and

9.2.2 Janssen exercising its right to extend the initial [***] Research Term beyond the Initial Research Term in accordance with Section 2.3.2.

9.3 Development Milestone Payments.

9.3.1 On a Product-by-Product basis, for each Product Janssen shall pay to F-star, the following one-time, non-refundable, non-creditable milestone payments as set out in Table 9.3 (a “Development Milestone Payment”) upon the first achievement of the milestone events forth below in Table 9.3 (a “Development Milestone”) for such Product.

Table 9.3

#	Development Milestone	Development Milestone Payment
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]
5	[***]	$[***]
6	[***]	$[***]
7	[***]	$[***]
8	[***]	$[***]
9	[***]	$[***]

9.3.2 Replacement Product. In the event that Development of a Product containing a particular Subject mAb2 (the “Original Product”) is terminated in favor of a

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Product containing another Subject mAb2 having Fab Target(s) binding to the same Selected Target(s) as in the Original Product (a “Replacement Product”), then any Development Milestone Payments previously paid with respect to the Original Product (including for NME Selection) shall be fully creditable (but not in any event reimbursable in whole or part), and no further amount will be due upon achievement of the same Development Milestone with respect to the Replacement Product. For clarity, a Product is not a Replacement Product for the purposes of this Section 9.3.2 where it has been modified from a Product which comprises a [***] and in modified form the [***] in the Product from which it is modified [***].

9.4 Sales-Related Milestones.

9.4.1 On a Product-by-Product basis, for each Product Janssen shall pay to F-star, the following one-time, non-refundable, non-creditable milestone payments as set out in in Table 9.4 (the “Sales Milestone Payments”) upon the first achievement of the milestone events set forth below in Table 9.4 (a “Sales Milestone”) for such Product.

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Table 9.4

Sales Milestone	Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]

9.5 First occurrence. For each Product, each Development Milestone Payment and Sales Milestone Payment shall only be payable upon the first occurrence of the respective Development Milestone or Sales Milestone in respect of that Product.

9.6 Skipped Development or Sales Milestones. If any of the Development Milestones numbered 4, 5 or 6 in Table 9.3 or any of the Sales Milestones have not occurred in respect of a Product (a “Skipped Milestone Event”) as of the achievement of a subsequent Development Milestone or Sales Milestone (the “Triggering Milestone Event”) (as applicable), then the achievement of the Triggering Milestone Event shall trigger the payment of the Development Milestone Payment(s) or Sales Milestone Payment(s) (as applicable) for the Skipped Milestone Event(s), as well as the Triggering Milestone Event.

9.7 Notice and Invoice. On a Product-by-Product basis, Janssen shall notify F-star within [***] after each Development Milestone or Sales Milestone (as applicable) is first achieved in respect of a Product (whether by Janssen, its Affiliates or Sublicensees).

9.8 Invoice. Following receipt of notice from Janssen under Section 9.7, F-star shall issue an invoice for the relevant milestone payment due for achieving the relevant milestone and Janssen shall make that payment within:

9.8.1 in respect of Development Milestone Payments for Development Milestones 1 to 6 (inclusive), [***] of receipt of F-star’s invoice for the relevant payment;

9.8.2 in respect of Development Milestone Payments for Development Milestones 7 to 9 (inclusive), [***] of receipt of F-star’s invoice for the relevant payment; and

9.8.3 in respect of Sales Milestone Payments, [***] of receipt of F-star’s invoice for the relevant payment.

9.9 Payment Methods. Unless otherwise specified hereunder, Janssen shall make payments required hereunder to F-star within [***] from the date an invoice is received by Janssen.

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F-star shall submit all invoices for payments under the Agreement to the Johnson & Johnson Accounts Payable (J&J AP) web portal via www.ap.jnj.com. All invoices shall contain such information concerning the account (such as a valid Janssen purchase order number, supplier number, IBAN Numbers, bank name, etc.) necessary to make payment of the invoice and as will be set forth on the Accounts Payable section of www.ap.jnj.com. When logging into the website, F-star will be prompted for its supplier number, which can be found on the purchase order. If using web-based invoicing, all invoices will be paid via electronic funds transfer to a bank account designated by F-star in accordance with instructions given in writing by F-star from time to time.

ARTICLE 10
Royalties

10.1 Royalty Payments for Products. During the Product Royalty Term for each Product, Janssen will pay F-star royalties calculated as follows with respect to aggregate annual worldwide Net Sales of such Product in each [***] (provided, however, that Net Sales of a Product in a country occurring after expiration of the Product Royalty Term for such Product in such country will be disregarded in the calculation of royalties pursuant to this Section 10.1):

10.1.1 [***] of that portion of aggregate worldwide Net Sales in a [***] that are less than or equal to [***];

10.1.2 [***] of that portion of aggregate worldwide Net Sales in a [***] that are greater than [***] but less than or equal to [***]; and

10.1.3 [***] of that portion of aggregate worldwide Net Sales in a [***] that are greater than [***].

10.2 Definition of Net Sales.

10.2.1 “Net Sales” means, with respect to a Product, the gross amounts invoiced on sales of such Product by Janssen or any of its Affiliates or Sublicensees to a Third-Party purchaser, less the following customary and commercially reasonable deductions, determined in accordance with US generally accepted accounting principles and internal policies, and which are actually taken, paid, accrued, allocated, or allowed based on good faith estimates:

(a) trade, cash or quantity discounts, allowances, and credits, excluding commissions for commercialization;

(b) excise taxes, use taxes, tariffs, sales taxes and customs duties, or other government charges imposed on the sale of Product (including value added tax, but only to the extent that such value added taxes

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are not reimbursable or refundable), specifically excluding, for clarity, any income taxes assessed against the income arising from such sale;

(c) compulsory or negotiated payments and cash rebates or other expenditures to Government Authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs; including, but not limited to, pay-for-performance agreements, risk sharing agreements as well as government levied fees as a result of the U.S. Affordable Care Act;

(d) rebates, chargebacks, administrative fees, and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, Government Authorities, or their agencies or purchasers, reimbursors, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of the Product;

(e) outbound freight, shipment and insurance costs to the extent included in the price of such Product and separately itemized on the invoice price;

(f) retroactive price reductions, credits or allowances actually granted upon claims, rejections or returns of the Product, including for recalls or damaged or expired goods, billing errors and reserves for returns;

(g) any invoiced amounts which are not collected by the selling party or its Affiliates, including bad debts, provided that if any such amounts are subsequently collected then they shall be added to Net Sales; and

(h) any deductions in the context of payments that are due or collected significantly after invoice issuance.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount verifiable based on Janssen’s and its Affiliates’ reporting system. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Product and other products of the Janssen and its Affiliates and sublicensees such that Product does not bear a disproportionate portion of such deductions.

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10.3 Sales between Affiliates/Sublicensees. Sales of a Product by and between a Party and its Affiliates and sub-licensees, or between the Parties (or their respective Affiliates or sub-licensees), in each case unless the Affiliate, sub-licensee, or Party is the end purchaser, are not sales to Third Parties and shall be excluded from Net Sales calculations; provided, however, that if such Product is subsequently resold to a Third-Party end user such resale shall be included in the determination of Net Sales.

10.4 Clinical Trials; Compassionate and Named Patient Sales. Sales of a Product for the use in conducting Clinical Studies of the Product in a country in order to obtain the first Regulatory Approval of the Product in such country shall be excluded from Net Sales calculations for all purposes. Compassionate use, “named patient sales”, sales made in connection with Clinical Studies, and product donations shall be excluded from Net Sales calculations for all purposes.

10.5 Combination Products.

10.5.1 In the event a Product is sold as part of a Combination Product (as defined below) in a country, the Parties shall negotiate in good faith, at the latest [***] before the launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective API components or product components thereof, as the case may be, based on the fair market value of such components for the purposes of determining Product-specific or Subject mAb2-specific allocated Net Sales. Payments related to such Combination Product under the Agreement, including royalty payments, will be calculated, due and payable based only on such allocated Net Sales. Without limiting the foregoing and following negotiation, the Parties anticipate that allocated Net Sales will be calculated according to one of the following paradigms with paradigm (a) being most preferable and paradigm (c) being least preferable.

(a) Net Sales for the determination of royalties of Combination Products will be calculated by the fraction A/(A+B) where A is the Average Net Selling Price of the Product or Subject mAb2 component contained in the Combination Product, if sold separately or subject to reasonable and good faith estimation, and B is the sum of the Average Net Selling Prices of any other product components included in the Combination Product, if sold separately or subject to reasonable and good faith estimation.

(b) Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction A/C where A is the Average Net Selling Price of the Product or Subject mAb2 component contained in the Combination Product, if sold separately or subject

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to reasonable and good faith estimation, and C is the Average Net Selling Price of the entire Combination Product.

(c) Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction 1/n where n is the total number of product components included in the Combination Product.

10.5.2 If the Parties do not agree on an allocation of Net Sales of such Combination Product to the respective API components or Product components thereof no later than [***] prior to the estimated launch date of such Combination Product, then the calculation approach described in paradigm (a) above will be used. Where the foregoing refers to “subject to reasonable and good faith estimation” such estimation shall be made by Janssen and promptly provided to F-star. If F-star disagrees with such estimation, it shall notify Janssen and the matter shall be referred for Dispute Resolution under Section 17.8, followed by Dispute Resolution by Expedited Arbitration in accordance with Section 17.9.6, and, except in the case of an event of misconduct by the arbitrator or fraud by either Party, the decision of the arbitrator shall be final and binding on the Parties.

10.5.3 The term “Combination Product” means any Product:

(a) containing (i) as a single formulation, two or more APIs as components including (1) a Subject mAb2, and (2) one or more other APIs, or (ii) in a single package or container and intended for coordinated use, two or more products as components including (1) a Product, and (2) one or more other products for therapeutic administration or diagnostic use; or

(b) that falls within the scope of a “combination product” as defined by the FDA pursuant to 21 C.F.R. §3.2(e) or any equivalent legislation outside of the United States.

10.5.4 The term “Average Net Selling Price” shall mean, on a product-by-product basis, for a given product in a given country and Calendar Year, expressed in the applicable local currency, the aggregate Net Sales, divided by the number of units of such product for which revenue has been recognized by the Parties.

10.6 Term of Royalty Payments. On a country-by-country and Product-by-Product basis, the period in which royalties are payable for a Product (the “Product Royalty Term”) shall commence on the First Commercial Sale of such Product in such country and end upon the latest to occur of Sections 10.6.1, 10.6.2, and 10.6.3:

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10.6.1 expiry of the period of [***] from the date of First Commercial Sale of such Product in such country; and

10.6.2 the date of expiration or determination of unenforceability or invalidation by a competent authority (from which no appeal can be taken) of the last Valid Claim of (a) and (b):

(a) an [***] Patent Right, that Covers the Product in such country; and

(b) an F-star Product Patent Right in such country that Covers the Subject mAb2 in such Product as [***];

either (a) or (b), that would be infringed by the sale of such Product in such country but for the licenses granted in the Agreement; and

10.6.3 where there is a [***] Patent Right in such country that Covers the Subject mAb2 in such Product as [***], the earlier of (a) and (b):

(a) the date of expiration or determination of unenforceability or invalidation by a competent authority (from which no appeal can be taken) of the last Valid Claim of such Patent Right; and

(b) expiry of the period of [***] from the date of First Commercial Sale of such Product in such country.

10.7 Royalty Reductions.

10.7.1 Generic Entry. On a Product-by-Product and country-by-country basis, the royalties payable under Section 10.1 shall be reduced to [***] of the indicated rate with respect to Net Sales of such Product in a given country in the event that a Third-Party is selling a Generic to the Product in such country. Such reduction shall apply from the date that sales of the Generic to the Product commence in the country in question.

10.7.2 No Valid Claim. On a Product-by-Product and country-by-country basis, the royalties payable under Section 10.1 shall be reduced to [***] of the indicated rate with respect to Net Sales of such Product in a given country in the event that a Valid Claim qualifying under Sections 10.6.2 or 10.6.3 does not exist in such country.

10.7.3 Third-Party Royalties. On a Product-by-Product and country-by-country basis, the royalties payable under Section 10.1 may be reduced by Janssen up to an amount equal to [***] of any royalties that Janssen pays to a Third-Party for a license of Patent Rights that Cover the Product in such country, provided

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that (a) Janssen reasonably believes that without such license Exploitation of the Subject mAb2 would infringe such Third-Party Patent Rights (and Janssen shall notify F-star in writing where it has such reasonable belief and shall provide F-star with any factual information reasonably available in support such belief); and (b) a reduction shall not be applied to the extent that royalties are paid for the use of any Fab component of the Subject mAb2. Any such Patent Rights may be Controlled by Janssen on or after the Effective Date. For any license from a Third-Party that falls under this Section 10.7.3, Janssen will to the extent reasonably able to provide F-star in confidence with the name of the Third-Party licensor, a summary of the subject matter of such license, a list of the patent(s) being licensed, and a summary of the royalty provisions covered by this Section.

10.7.4 Cumulative Deductions. Notwithstanding Sections 10.7.1, 10.7.2, and 10.7.3, in no circumstances shall any royalty payable to F-star under Section 10.1 on a Product-by-Product and country-by-country basis in any Calendar Year be reduced to less than [***] of the original royalties otherwise payable had Sections 10.7.1, 10.7.2, and 10.7.3 not applied.

10.8 Expiration of Product Royalty Term. On a Product-by-Product and country-by-country basis, upon expiration of the Product Royalty Term for a given Product in a given country (a) the Licenses shall become fully paid-up and perpetual with respect to such Product and the Subject mAb2 therein in such country, without any further obligation to pay royalties, and (b) Net Sales with respect to such Product therein in such country shall no longer be included in the aggregate annual worldwide Net Sales for the purposes of royalty rate calculations. This Section 10.8 shall survive termination or expiration of the Agreement in its entirety, and termination of Janssen’s rights to a Subject mAb2.

10.9 Reports and Royalty Payments. Within [***] after the end of each Calendar Quarter, beginning with the Calendar Quarter in which the First Commercial Sale of a Product is made, Janssen shall send to F-star a written report stating, separately for each Product for such Calendar Quarter: (i) Net Sales; and (ii) Janssen’s calculation of the royalties owed to F-star pursuant to Section 10.1 for Net Sales of Products during such Calendar Quarter, with all such amounts reflected in Dollars (each, a “Royalty Report”). Promptly following the delivery of the applicable Calendar Quarter Royalty Report, F-star shall invoice Janssen for the royalties due to F-star with respect to Net Sales for such Calendar Quarter, and Janssen shall make payment of the royalties due hereunder with respect to all Net Sales within [***] after the end of each Calendar Quarter. The Royalty Reports shall be deemed Confidential Information of Janssen subject to the obligations of ARTICLE 13.

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ARTICLE 11
ADDITIONAL Payment TERMS

11.1 Mode of Payment; Foreign Currency Exchange. All payments to either Party under the Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. Janssen shall use the Currency Hedge Rate(s) to convert Net Sales to Dollars for the purpose of calculating royalties and Sales Milestones, in accordance with the following clauses:

11.1.1 For each upcoming Calendar Year following the First Commercial Sale, Janssen shall provide the Currency Hedge Rate(s) to be used for the local currency of each country of the Territory in writing to F-star not later than ten (10) Business Days after the Currency Hedge Rate(s) are available, which is customarily at the end of October for the following Calendar Year. Such Currency Hedge Rate(s) will remain constant throughout the upcoming Calendar Year.

11.1.2 The foregoing shall apply for so long as Janssen and its Affiliates calculates conversion of other currencies into Dollars in the manner described above consistently for its transactional foreign exchange risk exposures across the business, including across its licensors. In the event that the foregoing no longer applies, or in the event that Janssen assigns the Agreement to a Third-Party, then Net Sales for the applicable Calendar Quarter shall be converted to Dollars using the average exchange rate for the conversion of such foreign currency into Dollars quoted for current transactions for both buying and selling Dollars, as reported in The Wall Street Journal (U.S. Western Edition) for the last New York Business Day of the Calendar Quarter to which such payment pertains.

11.2 Designation of Paying Agent. Without prejudice to Janssen’s obligations to make payments under the Agreement, Janssen Research & Development, LLC, an Affiliate of Janssen acting as a paying agent for Janssen, may make certain payments due under the Agreement.

11.3 Financial Audits.

11.3.1 Records. Janssen shall maintain complete and accurate records regarding all items to be reported in each Royalty Report and any other items necessary to determine the accuracy of the Milestone Payments payable hereunder for a period of [***] following the end of the Calendar Quarter to which such records pertain.

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11.3.2 Procedure. Up to one time per Calendar Year, upon [***] prior written notice from F-star, Janssen shall, and shall procure its Affiliates and its and their Sublicensees shall, make available all such records to an independent, certified public accountant, selected by F-star and reasonably acceptable to Janssen, for such accountant to review and audit such records at F-star’s expense in the location(s) where such records are maintained, during regular business hours and under obligations of confidence, for the sole purpose of verifying the accuracy of Janssen’s Royalty Reports and the corresponding royalty payments or any Milestone Payments hereunder with respect to Products within the [***] period preceding such review and audit. F-star shall treat any records of Janssen that are so reviewed and audited as Confidential Information of Janssen subject to ARTICLE 13, and shall cause the independent, certified public accountant to retain all such records and information in confidence. The report of the independent, certified public accountant shall be shared with Janssen prior to distribution to F-star such that Janssen can provide the independent, certified public accountant with justifying remarks for inclusion in the report prior to sharing the conclusions of such audit with F-star; provided that such report shall be distributed to F-star no later than [***] after its distribution to Janssen. The final audit report shall be shared with Janssen and F-star at the same time and specify whether the amounts paid to F-star were correct or, if incorrect, the amount of any underpayment or overpayment.

11.3.3 Under/Over Payments. If such review and audit reveals an underpayment of royalties or Milestone Payments due to F-star hereunder, Janssen shall promptly pay F-star any underpaid amounts due, together with interest calculated in the manner provided in Section 11.4, and if such review and audit reveals an overpayment of royalties or Milestone Payments due to F-star hereunder, Janssen shall be entitled to credit such overpayments against subsequent payments that may become due hereunder; provided, however, that the foregoing shall not be construed to limit the application of Section 17.8 with respect to any dispute regarding royalties or Milestone Payments due hereunder. In the event that such a review and audit identifies an underpayment of royalties due to F-star hereunder greater than [***] of the royalty amounts actually due for the period reviewed and audited or identifies any unpaid Milestone Payment that should have been paid, Janssen shall reimburse F-star for reasonable and documented Out-of-Pocket Costs incurred by F-star for the conduct of such review and audit. Upon the expiration of [***] following the end of any Calendar Year, except with respect to (i) ongoing unresolved Disputes, if any, regarding royalties or Milestone Payments due hereunder, and (ii) fraudulent activities by Janssen, the calculation of royalties and Milestone Payments payable with respect to such year shall be binding and conclusive upon the Parties and Janssen shall be released from any liability or accountability with respect to royalties and Milestones for such Calendar Year.

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11.4 Interest on Late Payments. If any payment due to a Party under the Agreement is not paid when due, then the paying Party shall pay interest thereon (before and after any judgment) at a rate equal to the lesser of (a) [***]; or (b) [***], in each case, compounded annually and computed on the basis of a three hundred sixty-five (365) day year.

11.5 Taxes.

11.5.1 Subject to Section 11.5.2, all payments under the Agreement shall be made without deduction or withholding for Taxes (as that term is defined in Section 11.5.4 below) except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.

11.5.2 Any Tax required to be withheld by a Party on amounts payable under the Agreement will promptly be paid by such Party making the payment (the “Payor”) on behalf of the Party receiving the payment (the “Payee”) to the appropriate Government Authority, and Payor will furnish Payee with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by Payee.

11.5.3 Janssen and F-star shall cooperate with respect to all documentation required by any taxing authority or reasonably requested by Janssen or F-star to secure a reduction in the rate of applicable withholding Taxes. On the Effective Date, F-star shall deliver to Janssen an accurate and complete Internal Revenue Service Form W-8BEN-E certifying that F-star is entitled to the applicable benefits under the Income Tax Treaty between the UK and the United States (and shall deliver to Janssen any other form as may replace such form from time to time upon Janssen’s request). If any F-star IP licensed to Janssen under the Agreement includes any rights registered in Germany (“in ein deutsches öffentliches Buch oder Register eingetragene Rechte”), F-star shall provide Janssen with an exemption certificate under the respective treaty between the UK and Germany prior to First Commercial Sale. The Parties hereby provide their consent to disclose the Agreement to the German tax authorities for purposes of obtaining such an exemption certificate.

11.5.4 For purposes of this Section 11.5, “Tax” or “Taxes” means any present or future taxes, levies, duties, charges or assessments in the nature of tax, payable to or imposed by any Tax Authority (including any interest thereon).

11.5.5 All fees charged by F-star shall be exclusive of value added, sales, use, goods and services, transfer, services, consumption, or transaction taxes (“Indirect Taxes”), as well as gross receipts, excise, and other taxes. Each party shall be responsible for: taxes based on its own income (“Income Taxes”); gross receipts, capital stock, and net worth taxes; franchise and privilege taxes on its business; employment taxes of its employees; and taxes on any property it owns

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or leases. F-star shall not pass on to Janssen and Janssen shall not be responsible for any taxes that F-star incurs in subcontracting the performance of any services under the Agreement except to the extent such taxes are included in the pricing set forth in the Agreement. Janssen and F-star will reasonably cooperate with each other to more accurately determine a Party’s tax liability and to minimise such liability, to the extent legally permissible.

11.5.6 F-star may charge Janssen for Indirect Taxes, as long as the amount of Indirect Taxes are specified in a valid invoice compliant with Applicable Law. Janssen shall either pay such invoiced amount or supply valid exemption documentation. If F-star does not provide Janssen with a valid invoice (including separate identification of Indirect Taxes where required by Applicable Law), F-star shall assume responsibility for such non-compliance, including payment of any tax-related interest and penalties. F-star shall segregate on the invoice fees for taxable services from fees for non-taxable services.

11.6 Transaction Costs. Each Party shall be responsible for all costs incurred by such Party related to entering into the Agreement, including but not limited to the business, legal and regulatory costs.

ARTICLE 12
INTELLECTUAL PROPERTY

12.1 Ownership of Intellectual Property Rights.

12.1.1 Ownership. As between the Parties:

(a) F-star or its Affiliates shall solely own or Control all right, title, and interest in and to any and all F-star IP and F-star Fab IP; and.

(b) Janssen or its Affiliates shall solely own or Control all right, title, and interest in and to any and all Janssen Fab IP and Product IP.

12.1.2 Inventorship. Inventorship for Inventions shall be determined in accordance with United States patent law.

12.1.3 Disclosure Obligation.

(a) Janssen (on behalf of itself and its Affiliates or Sublicensees) shall promptly disclose in writing to F-star any Fcab Platform Improvements of which it becomes aware.

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(b) F-star (on behalf of itself and its Affiliates) shall promptly disclose in writing to Janssen any F-star Product Know-How of which it becomes aware.

(c) The written disclosures under this Section 12.1.3 shall include reasonable details concerning the conception, discovery, development and/or making of the Know-How.

12.1.4 Assignment Obligation.

(a) F-star, for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Janssen all its right, title and interest in and to any F-star Product Know-How, including all rights and title, in and to, including to Prosecute and Maintain, Patent Rights Covering such F-star Product Know-How and rights to sue for past infringement of such F-star Product Know-How.

(b) Janssen, hereby assigns (and shall ensure its Affiliates assign, as applicable) (and to the extent such assignment can only be made in the future hereby agrees to assign) to F-star all its right, title and interest in and to any Fcab Platform Improvements, including all rights and title, in and to, including to Prosecute and Maintain, Patent Rights Covering such Fcab Platform Improvements and rights to sue for past infringement of such Fcab Platform Improvements.

(c) Janssen shall cause its Affiliates and any other Persons who perform research and Development activities for or on behalf of Janssen under the Agreement to be under an obligation to assign their rights in any Fcab Platform Improvements and Patent Rights Covering such Fcab Platform Improvements to Janssen. Janssen shall not employ or otherwise engage any Person to perform any such activities where such Person has standard policies against, or otherwise refuses to grant, such an assignment, except with F-star’s prior written consent.

(d) F-star shall cause its Affiliates and any other Persons who perform activities for or on behalf of F-star under the Agreement to be under an obligation to assign their rights in any F-star Product Know-How and Patent Rights Covering such F-star Product Know-How to Janssen. F-star shall not employ or otherwise engage any Person to perform any such activities where such Person has standard policies

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against, or otherwise refuses to grant, such an assignment, except with Janssen’s prior written consent.

12.1.5 Obligation to Perfect Rights. Each of the Parties shall, from time to time and at the reasonable request of the other Party, do all such acts and things and execute all such deeds and documents as may be necessary or desirable for them to perfect each Party’s title or rights in Know-How and Patent Rights under the Agreement and otherwise implement the provisions of this ARTICLE 12.

12.2 Prosecution and Maintenance of Patents.

12.2.1 Patent Prosecution and Maintenance of F-star IP and Fcab Platform Patent Rights.

(a) Subject to Section 12.7 and Section 12.2.3(c), F-star shall have the sole right to Prosecute and Maintain all Patent Rights comprised within the F-star IP including the Fcab Platform IP (“Licensed F-star Patent Rights”) and all costs of such Prosecution and Maintenance shall be borne by F-star.

(b) Upon Janssen’s request, F-star shall keep Janssen informed with respect to the status of the Prosecution and Maintenance of the Licensed F-star Patent Rights and with respect only to those Licensed F-star Patent Rights set out in Part A of Schedule 2 (the “Licensed F-star [***] Patent Rights”) shall provide electronic copies of submissions and communications to [***], along with a reasonable opportunity to review and comment on in accordance with Section 12.2.3(a).

(c) F-star shall give advance notice to Janssen of the actual or anticipated grant, lapse, revocation, surrender, invalidation or abandonment of any Licensed F-star Patent Rights. Subject to Section 12.2.3(c), F-star may elect to cease Prosecution or Maintenance of any Licensed F-star Patent Rights on a country-by-country basis, and if it does so, F-star shall give timely notice to Janssen.

12.2.2 Patent Prosecution and Maintenance of Product Patent Rights.

(a) Subject to Section 12.2.3(d), Janssen shall have the sole right to Prosecute and Maintain all Patent Rights comprised within the Product IP and all costs of such Prosecution and Maintenance shall be borne by Janssen.

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(b) Upon F-star’s request, Janssen shall keep F-star informed with respect to the status of the Prosecution and Maintenance of the Product Patent Rights by providing electronic copies of submissions and communications to [***], along with a reasonable opportunity to review and comment on in accordance with Section 12.2.3(a)..

(c) Janssen shall give advance notice to F-star of the actual or anticipated grant, lapse, revocation, surrender, invalidation or abandonment of any Product Patent Rights. Subject to Section 12.2.3(d), Janssen may elect to cease prosecution or maintenance of any Product Patent Rights on a country-by-country basis, and if it does so, Janssen shall give timely notice to F-star.

12.2.3 Review and Comment; Abandonment; Scope; Cooperation; Confidentiality.

(a) Review and Comment. Subject to Sections 12.2.1, 12.2.2 and 12.2.3(b): with regard to the Licensed F-star [***] Patent Rights and the Product Patent Rights, upon request of the Non-Filing Party, the Party responsible for the Prosecution and Maintenance (the “Filing Party”) shall provide the other Party (the “Non-Filing Party”) with a reasonable opportunity to review and comment on its efforts to prepare, file, prosecute and maintain the patent, including by providing the Non-Filing Party with an electronic copy of all communications from any patent authority, drafts of any substantive filings or responses to be made in advance of submitting such filings or responses, and the Filing Party shall in any event provide to the Non-Filing Party a copy of any final filing or response made. The Filing Party shall consider the Non-Filing Party’s comments regarding such communications and drafts in good faith; provided, however, that final decision with regard to the Prosecution and Maintenance of such patent rights shall reside solely with the Filing Party, subject to Section 12.7 and Section 12.2.3(c) with regard to Licensed F-star Patent Rights, and subject to Section 12.2.3(d) with regard to Product Patent Rights.

(b) Pre-Publication Product Patent Rights. When providing requested information pursuant to Section 12.2.3(a), Janssen shall have the right to redact Confidential Information relating to its Fab Targets, its Fab IP or other proprietary Product Know-How not related to the Fcab.

(c) Abandonment of Licensed F-star Patent Rights. If F-star determines, in its sole discretion, to not file, to abandon or to not

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maintain any Licensed F-star Patent Rights in any country, then F-star shall provide Janssen with written notice of such determination within a period of time sufficiently in advance (which shall be no later than no later than [***] prior to any final deadline for any pending action or response that may be due with respect to such Patent Right with the applicable patent authority) to enable Janssen to determine whether such Patent Right relates to a Product or Subject mAb2. If such Patent Right is determined to relate to a Product or Subject mAb2, Janssen shall have the right to assume responsibility for such Patent Right at its expense and shall notify F-star of such decision, at which time ownership for such Patent Right shall be promptly transferred to Janssen, subject to any Third-Party right, title or interest in or to the Licensed F-star Patent Rights granted prior to the Effective Date, including execution of any documents necessary to effect the transfer. Upon completion of such transfer, Janssen shall have the right to Prosecute and Maintain such Patent Right in such country at its sole expense and such Patent Right shall be considered a Product Patent Right.

(d) Scope of Product Patent Right Filings. Janssen shall use reasonable efforts to Prosecute and Maintain: (i) the F-star Product Patent Rights described in Section 10.6.2(b), and (ii) the Janssen Product Patent Rights described in Section 10.6.3 in at least the countries listed in 0 until such time as a Patent Right no longer qualifies for royalty payments under the aforementioned subsections of Section 10.6, provided that once granted Janssen shall then maintain, to the extent reasonably able to do so, those Patent Rights in force until such time as those Patent Rights no longer qualify for royalty payments under the aforementioned subsections of Section 10.6. For instance, with regard to a Janssen Product Patent Right described in Section 10.6.3, Janssen’s obligations to Prosecute and Maintain such Patent Right in a given country in accordance with this 12.2.3(d) shall cease as of [***] from the date of First Commercial Sale of such Product in such country.

(e) Confidentiality. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information and be subject to ARTICLE 13. For clarity, all such communications regarding the Fcab Platform Patent Rights shall be the Confidential Information of F-star; all such

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communications regarding the Product Patent Rights shall be the Confidential Information of Janssen.

12.3 Liability for Prosecution and Maintenance. Each Party acknowledges that the Party responsible for Prosecution and Maintenance of Patent Rights licensed or subject to the royalty payments under the Agreement does not guarantee the issuance, validity, or enforceability of any such Patent Right or any claim resulting from its efforts hereunder. Neither Party shall have any liability to the other Party for any negligent acts or misconduct of outside counsel or agents utilized in connection with the Prosecution and Maintenance. The foregoing provisions of this Section 12.3 are without prejudice to either Party’s potential liability for breach of its obligations under Section 12.1 or Section 12.2.

12.4 Enforcement and Defense.

12.4.1 Notice of Infringement. Each Party shall provide prompt notice to the other Party of any infringement of a Licensed F-star Patent Right or Product Patent Right of which such Party becomes aware (each, a “Third-Party Infringement”). The Parties shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both of Janssen and F-star, to terminate any such Third-Party Infringement.

12.4.2 Fcab Platform Patent Rights. F-star shall have the first right to enforce a Licensed F-star Patent Right with respect to any Third-Party Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of F-star (or a F-star Affiliate) and shall notify Janssen of such enforcement actions. If F-star fails to bring or defend any such action against a Third-Party Infringement within [***] following the notice of alleged Third-Party Infringement provided pursuant to Section 12.4.1, Janssen shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and F-star shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall Janssen admit the invalidity of any Licensed F-star Patent Right or take any other action that would adversely impact any Licensed F-star Patent Right without F-star’s prior written consent.

12.4.3 Product Patent Rights. Janssen shall have the first right to enforce a Product Patent Right with respect to any Third-Party Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of Janssen (or a Janssen Affiliate) and shall notify F-star of such enforcement actions.

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12.4.4 Third-Party Infringement Action. In the event a Party brings an action to enforce a Patent Right with respect to any Third-Party Infringement in accordance with this Section 12.4 (an “Enforcement Action”), such Party (the “Controlling Party”), shall keep the other Party reasonably informed of the progress of such Enforcement Action, and the other Party shall cooperate fully with the Controlling Party, at the Controlling Party’s request and expense, including by providing information and materials and, if required to bring such action, the furnishing of a power of attorney or being named as a party in such Enforcement Action.

12.4.5 Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realised as a result of an Enforcement Action (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Controlling Party; provided, that to the extent that any award or settlement (whether by judgment or otherwise) obtained by Janssen is attributable to loss of sales with respect to a Product such amount shall be treated as Net Sales relating to the relevant Product for the purposes of the Agreement.

12.5 Defense of Infringement Claims. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third-Party intellectual property right based on the manufacture, use, sale or importation of any Product, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties.

12.6 Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due to such Party’s inventors under any applicable contract, employment agreement and/or inventor remuneration laws.

12.7 Patent Term Extension.

12.7.1 As between the Parties, Janssen shall have the sole right and discretion to determine which Product Patent Rights and Licensed F-star Patent Rights, if any, are extended for a Product (for example, a Supplementary Protection Certificate in the EU, a patent term extension pursuant to Title II of the Drug Price Competition and Patent Term Restoration Act of 1984 and other similar measures in any other country), but only to the extent relating to that Product. F-star shall not extend a Licensed F-star Patent Right to the extent relating to a Product without Janssen’s consent.

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12.7.2 Janssen shall not extend a Licensed F-star Patent Right for a Product without F-star’s consent, which shall not be unreasonably withheld with regard to the Licensed F-star [***] Patent Rights. F-star shall cooperate with Janssen to gain such patent term extension, including making a filing in its name, as requested by Janssen, if required by Applicable Law in the applicable country.

12.8 Purple Book. With respect to a Product, as between the Parties, Janssen shall have sole discretion to determine which Patent Rights, if any, shall be listed in the “Purple Book” in the U.S., or any analogous or similar listing in the Territory.

12.9 Patent Working Group. Janssen and F-star shall establish a patent working group (“Patent Working Group”) comprising one or more patent attorneys or agents from each Party, with one patent attorney designated by each Party as its lead contact (“Patent Representative”), for discussing any patent matters. No patent matters shall be discussed by the Parties outside of the Patent Working Group unless both Parties’ Patent Representatives or other patent counsel are present. The Parties’ Patent Representatives shall be solely responsible for documenting at their discretion any issues discussed relating to any Patent Rights, which documents, and the content of such discussions, shall be held in strict confidence by the Parties to protect their common interests and preserve the privileged status of any attorney-client communication, advice, or legal opinion reflected therein.

ARTICLE 13
Confidentiality and Non-Disclosure

13.1 Confidentiality Obligations. To facilitate any activities hereunder, a Party (a “disclosing Party”) may provide to the other Party (a “receiving Party”), or a Party (in this case a “receiving Party”) may otherwise through activities contemplated by the Agreement come into possession of Confidential Information. A disclosing Party shall take reasonable measures to identify confidential information and material provided by it to the other Party with a “CONFIDENTIAL” or “TRADE SECRET” marking or similar notation. For clarity: Janssen shall be deemed a disclosing Party with respect to the information contained in the Research Program updates, Development reports, annual Commercialization reports, and all Know-How data and other information from the Research Program, and the Development and Commercialization of Subject mAb2 and Products in exploitation or support of Janssen’s Licenses (including as discussed at any meeting or disclosed in any report provided to F-star hereunder), and Product IP, and such information shall be treated as Janssen’s Confidential Information hereunder; and F-star shall be deemed a disclosing Party with respect to Fcab Platform IP and such information shall be treated as F-star’s Confidential Information hereunder. During the applicable period of confidentiality specified in Section 13.2 below, each receiving Party shall, and shall cause its Affiliates and its and their respective officers, directors, employees, consultants, contractors and agents to, keep confidential and not publish or otherwise disclose to a Third-Party and not use, directly or indirectly, for any purpose,

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any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the disclosing Party, except to the extent such disclosure or use is expressly permitted by the terms of the Agreement.

13.2 Term of Confidentiality. A receiving Party’s obligation of confidentiality and restriction on use as to a disclosing Party’s Confidential Information, shall last during the Term and for a period of [***] thereafter. A receiving Party’s obligation of confidentiality and restriction on use with respect to the disclosing Party’s Confidential Information identified as trade secrets, or typically held in the pharmaceutical industry as trade secrets, (together “Trade Secrets”) shall continue perpetually for so long as such Confidential Information is unpublished by the disclosing Party and no provision of Section 13.4 shall apply to such Confidential Information. Notwithstanding the foregoing, the Parties agree that Janssen, at its sole discretion, may disclose F-star Confidential Information to consultants, contract research organizations, potential clinical trial sites, clinical trial sites, clinical investigators, subcontractors of any of the foregoing and any other necessary Third Parties for the clinical and preclinical Development to the extent necessary for the purpose of designing and conducting Clinical Studies of Product(s) and analyzing and interpreting data obtained from Clinical Studies (“Clinical Study Purposes”). Where Janssen is to disclose F-star Confidential Information for Clinical Trial Purposes then it shall use all reasonable efforts to secure confidentiality undertakings from Persons who are to receive such Confidential Information on terms consistent with the first sentence of this Section 13.2 (i.e. with regard to the term of confidentiality) but where, having used such efforts, it is unable to do so then the Parties agree that the term of confidentiality defined in this Section 13.2 of the Agreement shall be modified for such disclosures to such Persons and shall be for a minimum period of [***] from the execution date of any consultancy agreement, confidential disclosure agreement, clinical trial agreement or any other agreement necessary for the design and conduct of the Clinical Studies and analysis and interpretation of data obtained from Clinical Studies, provided that Janssen ensures that disclosure of Confidential Information is limited to the extent strictly required for the Clinical Study Purposes and the Confidential Information disclosed includes no Trade Secrets of F-star or its Affiliates or Sublicensees. Janssen shall have sole discretion in negotiating the term of confidentiality with the Third Parties subject to the [***] minimum period.

13.3 Exceptions. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under Section 13.1 with respect to any Confidential Information shall not include any information that:

13.3.1 was publicly known when received from the disclosing Party or thereafter becomes publicly known through no wrongful act, fault or omission on the part of the receiving Party;

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13.3.2 was in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

13.3.3 is subsequently received by the receiving Party from a Third-Party without restriction and without breach of any agreement between such Third-Party and the disclosing Party;

13.3.4 is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

13.3.5 has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

For the avoidance of doubt, Janssen may use and disclose F-star’s Confidential Information under appropriate confidentiality obligations substantially equivalent to those in the Agreement, to Janssen’s Affiliates and, as set forth in written subcontracts as otherwise provided herein, to its Third-Party licensees, sublicensees, subcontractors and any other Third Parties to the extent such use and/or disclosure is reasonably necessary to perform its obligations or to exercise the rights granted to it, or reserved by it, under the Agreement.

13.4 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

13.4.1 in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, (including by reason of filing with securities regulators, but subject to Section 13.8); provided that the receiving Party shall first have given prompt written notice (and to the extent practically possible, at least ten (10) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for

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example, to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of the Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

13.4.2 made by or on behalf of Janssen (or its Affiliates or Sublicensees) as the receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of the Agreement, provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

13.4.3 made to the receiving Party’s or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in the Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this ARTICLE 13;

13.4.4 subject to the disclosing Party’s consent and, with regard to Janssen, the right to redact certain information, made to the receiving Party’s or its Affiliates’ (i) actual or potential investment bankers; (ii) to existing and potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business and to actual and prospective lenders for the purpose of obtaining financing for its business; or (iii) to a bona fide potential acquirer or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such persons must be obligated to substantially the same extent as set forth in this ARTICLE 13 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by the Agreement; or

13.4.5 made to the receiving Party’s or its Affiliates’ advisors, consultants, clinicians, vendors, service providers, contractors, prospective (i) collaboration partners, (ii) licensees, (iii) sublicensees, or other Third Parties, as may be necessary or useful in connection with the performance of its obligations or exercise of its rights as contemplated by the Agreement, provided, however, any such persons shall be subject to obligations of confidentiality and non-use with respect to

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such Confidential Information that are at least equivalent to those set out in this ARTICLE 13.

13.5 Disclosure to Tax Authority. The Parties hereby consent to the disclosure of a copy of the Agreement to any Tax Authority by the other Party (1) upon receipt of any legally enforceable information request by such Tax Authority, (2) in compliance with any legally enforceable filing requirement, or (3) in connection with a submitted transfer pricing analysis. In the event of such disclosure, the disclosing Party will make reasonable efforts to ensure that the information is maintained in confidence by the applicable Tax Authority, including marking any disclosed document as confidential.

13.6 Loss, Theft or Misuse. In the event of loss, theft, actual or suspected misuses, or misappropriation of any of the disclosing Party’s Confidential Information by the receiving Party (or any Person to whom it has disclosed the disclosing Party’s Confidential Information), the disclosing Party must be notified as soon as reasonably possible by the receiving Party.

13.7 Use of Name. Except as expressly provided herein, neither Party or any of its respective Affiliates shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party.

13.8 Public Announcements.

13.8.1 Initial Press Release. Janssen has agreed the content of the press release attached hereto as 0, which F-star intends to issue promptly upon execution of the Agreement.

13.8.2 Further Publicity. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding the Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is (i) required by Applicable Law or (ii) the rules of a stock exchange on which the securities of the disclosing entity are listed (or to which an application for listing has been submitted). In the case of (i) and (ii) above:

(a) such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than ten (10) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon, and the disclosing Party shall give reasonable consideration to the concerns of the non-disclosing Party in respect of such disclosure; and

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(b) the scope and content of the disclosure shall not (without the prior written consent of the non-disclosing Party) extend beyond the information which the disclosing Party is required by Applicable Law or the rules of the relevant stock exchange to disclose (as supported by written opinion from the disclosing Party's counsel).

13.9 Publications.

13.9.1 Rights of Each Party to Publish. As between the Parties, only Janssen shall have a right to make publications, presentations or public disclosures relating to (a) Subject mAb2 and/or Products, (b) the results of the Research Program (subject to Section 2.5.2), and/or (c) the Development and Commercialization activities under the Agreement; provided that Janssen shall not have the right to disclose any of F-star’s Confidential Information. F-star and its Affiliates shall not make any publications, presentations or public disclosures relating to a Research mAb2, without Janssen’s written consent. Notwithstanding the foregoing:

(a) F-star and its Affiliates shall have the right to make any publications, presentations or public disclosures relating to (a) any Fcabs or (b) any Antibody other than a Research mAb2 (during the Research Term and thereafter where such Research mAb2 becomes a Subject mAb2), Subject mAb2 or Product; provided that F-star shall not have the right to disclose any of Janssen’s Confidential Information; and

(b) Janssen and its Affiliates shall, after making an NME Selection in respect of a Research mAb2, have the right to make publications relating to such Research mAb2 (and corresponding Subject mAb2) and Product, provided that it provides F-star with a copy of such publication at least [***] prior to submission and on F-star’s reasonable request (i) removes from such publication any of F-star’s Confidential Information (other than information related to the Fcab portion of such Research mAb2, Subject mAb2 or Product) and (ii) takes into account any reasonable comments F-star may have in respect of such publication.

13.9.2 Authorship. Any publications made pursuant to this Section 13.9 during the Term, shall comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of the Parties. Consistent with the International Committee of Medical Journal Editors (“ICMJE”) guidelines, the Parties recognize and agree that in order to be listed as an author, an investigator must: (i) meet the criteria established by the ICMJE guidelines; (ii) have the opportunity to guide, review, and modify the

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scientific manuscript throughout the development process; and (iii) help ensure that the scientific manuscript is objective and unbiased.

13.10 Return of Confidential Information. Upon the effective date of the termination of the Agreement with respect to, as the case may be, any Research mAb2 or Subject mAb2 for any reason, the receiving Party shall promptly return or destroy (and shall cause its Representatives to do the same) all tangible items containing or consisting of the disclosing Party’s Confidential Information; provided that each Party shall have the right to retain Confidential Information (x) to the extent necessary or useful for purpose of performing any continuing obligations or exercising any surviving rights hereunder in accordance with the Agreement, and, in any event, a single copy of Confidential Information may be retained by the receiving Party in a secured location (to which the terms and conditions of the Agreement shall continue to apply), solely to the extent necessary to allow the receiving Party to ensure its continued compliance with the Agreement and (y) in any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of the Agreement for the period set forth in Section 13.2.

ARTICLE 14
representations and warranties

14.1 Fundamental Warranties. F-star and Janssen each represent and warrant to the other, that as at the Effective Date:

14.1.1 Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform the Agreement.

14.1.2 Authorization. The execution and delivery of the Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

14.1.3 Binding Agreement. The Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of

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general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

14.1.4 No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of the Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

14.2 Additional Representations and Warranties of F-star. F-star further represents and warrants to Janssen that, as of the Effective Date:

14.2.1 F-star has and shall retain through the Term the full right, power and authority to enter into the Agreement on behalf of itself and its Affiliates and to perform its respective obligations under the Agreement and that it has the right to grant to Janssen the Licenses as contemplated under the Agreement, including on behalf of its Affiliates.

14.2.2 All Licensed F-star Patent Rights are (i) solely and exclusively owned by F-star or its Affiliates, and (ii) being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and all applicable fees in respect of such Patents have been paid on or before the due date for such payments.

14.2.3 Neither F-star nor any of its Affiliates are aware of any claim, made against it by any Person (a) asserting or alleging that any Licensed F-star Patent Right is invalid, unenforceable, or unregistrable, or (b) asserting or alleging that the use of F-star IP, or the disclosing, copying, making, assigning, or licensing of the F-star IP, as contemplated by the Agreement, violates, infringes, misappropriates or otherwise conflicts or interferes with any intellectual property right of any Third-Party, or (c) challenging F-star’s or its Affiliates’ ownership of or license rights in any of the Licensed F-star Patent Rights or making any adverse claim of ownership (whether sole or joint) thereof, nor have F-star or any of its Affiliates received written notice from any Person that is likely to give rise to any such claim where such Person is making such allegation, assertion or challenge on the basis of rights that it controls.

14.2.4 Neither F-star, nor any of its Affiliates has previously assigned, transferred, conveyed or otherwise encumbered its right, title or interest in or to the F-star IP in a manner that would preclude or prevent Janssen or its Affiliates, subcontractors, or Sublicensees from (i) making, having made, using, having used, importing, and having imported a Reference mAb² or Research mAb2 during the Research Term for the conduct of the Research Program, or (ii)

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researching, Developing, Manufacturing or Commercializing a Subject mAb² or Product or from otherwise exploiting the full scope of the Licences granted to Janssen as contemplated hereunder.

14.2.5 To the best of F-star’s knowledge, no Person is infringing, misappropriating, or threatening to infringe or misappropriate F-star IP.

14.2.6 Schedule 2 lists all of the Fcab Platform Technology Patent Rights as of the Effective Date and, to the best of F-star’s knowledge, the Fcab Platform Technology Patent Rights Cover all material patentable subject matter within the Fcab Platform IP.

14.2.7 To the best of F-star’s knowledge, the inventorship named as of the Effective Date in each Fcab Platform Technology Patent Rights is correct.

14.2.8 To the best of F-star’s knowledge, as of the Effective Date, neither F-star, nor any of its Affiliates has entered into, and neither F-star nor any of its Affiliates will enter into during the Term, any agreements with any Third -Party by virtue of which any royalty or milestone payment or other payment would be owed by Janssen to such Third -Party on account of any Commercialization of any Product by or on behalf of Janssen as contemplated hereunder.

14.2.9 As of the Effective Date, F-star has identified all Targets to the Gatekeeper in accordance with Section 3.3 that to the best of its knowledge are Unavailable Targets.

14.3 Where an F-star warranty is qualified by the expression “so far as F-star is aware” or “to its knowledge” or any similar expression, this shall mean the actual knowledge or awareness of the Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer, Chief Medical Officer, Director of Business Development, and in-house IP counsel of F-star (having (in each case) made reasonable enquiries).

14.4 Covenant. F-star will not assign, transfer, convey or otherwise encumber its right, title and interest in the F-star IP in any manner that would prevent it from granting the Licenses or bestowing other rights expressly contemplated in the Agreement.

14.5 Additional Mutual Representations, Warranties and Covenants. Each Party warrants and covenants to the other Party that during the Term:

14.5.1 Each Party further acknowledges and ensures that it and its Affiliates, Sublicensees and subcontractors are familiar with the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act and applicable local bribery and corruption laws, and each Party represents and warrants to the other Party that it will not take or permit any action that may either constitute a

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violation under, or cause the other Party to be in violation of, the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act or applicable local bribery and corruption law, environmental, labour and social standards.

14.5.2 Outcomes. The Parties acknowledge and agree that no outcome or success of any research or Development carried out pursuant to the Agreement is or can be assured and that the failure of a mAb² to achieve the results desired of it will not in and of itself constitute a breach of the Agreement.

ARTICLE 15
Indemnity

15.1 Indemnification Obligation. Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Indemnified Persons (collectively, the “Indemnified Party”) from and against any and all Losses resulting from any Action brought by a Third-Party against any Indemnified Party to the extent such Losses arise from or are based on a claim (“Claim”) arising from or occurring as a result of:

15.1.1 the negligence or wilful misconduct of the Indemnifying Party or any of its Indemnified Persons or Third-Party sublicensees or subcontractors, in each case in connection with the exercise of such Indemnifying Party’s rights, or performance of such Party’s obligations, under the Agreement, or

15.1.2 the violation of Applicable Law by the Indemnifying Party or any of its Indemnified Persons or Third-Party sublicensees or subcontractors in connection with the exercise of such Indemnifying Party’s rights, or performance of such Party’s obligations, under the Agreement;

15.1.3 in the case of Janssen as the Indemnifying Party, the research and Exploitation by or for Janssen or any of its Affiliates, Sublicensees, subcontractors, agents and consultants of any Research mAb2, Subject mAb2 or Products in the Territory, or

15.1.4 in the case of F-star as the Indemnifying Party, the research and Exploitation by or for F-star or any of its Affiliates, sublicensees, subcontractors, agents and consultants of any mAb2 under the licenses granted in Section 2.7 or Section 16.7.2.

15.1.5 Neither Party shall be obliged to indemnify the other to the extent such Losses arise as a result of the Indemnified Party’s breach of the Agreement, negligence or wilful misconduct.

15.2 Claims for Indemnification.

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15.2.1 Notice. In the case of any Action for which an Indemnifying Party may be liable to an Indemnified Person under Section 15.1, the Indemnified Party shall as soon as practicable notify the Indemnifying Party in writing of such Action (a “Notice of Claim”). Failure or delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except and only to the extent that such failure or delay causes actual harm to the Indemnifying Party with respect to such Action. The Notice of Claim shall specify in reasonable detail the Action with respect to which such Indemnified Party or any of its Indemnified Persons intends to base a request for indemnification or reimbursement under Section 15.1. Failure to provide such reasonable detail will not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except and only to the extent that such failure causes actual harm to the Indemnifying Party with respect to such Action. The Indemnified Party shall enclose with the Notice of Claim a copy of all papers served with respect to such Action, if any. The Indemnifying Party shall have the right to assume the defense of such Action, unless it provides notice within [***] from the date on which it received the Notice of Claim that it waives its right to assume the defense of such Action and any litigation resulting therefrom with counsel of its choice.

15.2.2 Control of Defense. Provided that the Indemnifying Party has not waived its right to assume the defense of an Action pursuant to Section 15.2.1, then, subject to Section 15.2.4, the Indemnifying Party shall have the right to defend, settle and otherwise dispose of such Action. The assumption of the defense of an Action by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Action, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.

15.2.3 Cooperation. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such Action pursuant to the terms hereof; provided that (a) an Indemnified Party shall not be obligated to enter into or consent to the entry of any judgment or settlement in relation to any Action as provided in Section 15.2.4, and (b) in any event, an Indemnifying Party shall not be relieved of its obligations under this Section 15.2.3 as a result of any failure of the Indemnified Party to cooperate as provided in this Section 15.2.3, except to the extent that the Indemnifying Party is actually prejudiced by such breach. The Parties shall also cooperate in any such defense by giving each other reasonable access to all non-privileged information relevant thereto to the extent permitted by Applicable Law.

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15.2.4 Control by the Indemnifying Party. If the Indemnifying Party assumes control of an Action in accordance with Section 15.2.2: (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Action, but the Indemnifying Party shall continue to control the investigation, defense and settlement thereof, and (b) the Indemnifying Party will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Action to the extent such judgment or settlement (1) provides for equitable relief (or any other relief other than solely for money damages) against the Indemnified Party or any of its Indemnified Persons, or liability or obligation that cannot be assumed and performed by the Indemnifying Party in full (without any recourse to the Indemnified Party and its Indemnified Persons), (2) provides for any monetary relief that will not be fully discharged by the Indemnifying Party (without any recourse to the Indemnified Party and its Indemnified Persons) concurrently with the effectiveness of such judgment or settlement; provided that the Indemnified Party’s consent shall not be unreasonably withheld, conditioned or delayed to the extent that the sole relief is monetary, (3) does not effect a full and unconditional release of the Indemnified Party and its Indemnified Persons with respect to all claims in such Action (or the portion thereof to which the judgment or settlement relates), or (4) that contains an admission of wrongdoing on the part of the Indemnified Party or its Indemnified Persons. Notwithstanding anything contained herein to the contrary, an Indemnifying Party shall not be entitled to assume the defense of any Action that seeks an injunction or other equitable relief (or any other relief other than solely money damages) against the Indemnified Party.

15.2.5 Interim Control. Unless and until the Indemnifying Party (if any) is determined with respect to any particular Action, the Party subject to such Action shall have the right to defend and control such Action, but shall not have the right to consent to the entry of any judgment or enter into any settlement with respect to the Action for which it would be seeking indemnification or reimbursement hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

15.2.6 Election Not to Control. If the Indemnifying Party waives control of an Action in accordance with Section 15.2.1, then the Indemnified Party will be entitled to assume control of the Action upon delivery of notice to such effect to the Indemnifying Party; provided that the Indemnifying Party shall have the right to participate in the Action at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof.

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15.2.7 Unauthorized Settlements. Whether or not the Indemnifying Party has assumed control of the Action, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any Action for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and such Indemnifying Party shall not be obligated to indemnify or reimburse the Indemnified Party hereunder for any settlement entered into, or any judgment that was consented to, by the Indemnified Party without the Indemnifying Party’s prior written consent.

15.2.8 Allocation. If, in any Action under this ARTICLE 15, the Indemnified Party incurs an amount consisting of both Losses for which the Indemnifying Party is obliged to indemnify the Indemnified Party and Losses not covered by such indemnification, then, to the extent not otherwise determined in a court of competent jurisdiction, the Parties agree to act in good faith and use their reasonable endeavors to determine a fair and reasonable allocation of such Losses. The allocation between the Parties of any such Losses, if not otherwise determined in a court of competent jurisdiction, shall, if the Parties do not reach agreement in writing on such allocation, be determined by arbitration pursuant to Section 17.9. The Parties or the arbitrator, as the case may be, shall make such allocation based on the indemnification and reimbursement principles set forth in this ARTICLE 15. Notwithstanding the foregoing, the Parties shall not be entitled to refer any Dispute with respect to Losses arising under an Action pursuant to this Section 15.2.8 to arbitration to the extent that the liability of either Party for such Losses is being contested in such Action (or any other Action that would be binding with respect to such first Action).

15.2.9 Mitigation. The Indemnified Party shall, and shall procure that its Indemnified Persons shall, in each instance, take reasonable steps to mitigate any Losses they suffer arising in connection with any Action in respect of which they seek an indemnity from the other Party under the Agreement.

15.2.10 Special, Indirect, and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE, INDIRECT OR CONSEQUENTIAL OF PROFITS SUFFERED BY THE OTHER PARTY.

15.3 Limitation on Liability.

15.3.1 Exclusions. No provision of the Agreement shall operate to limit or exclude any liability, right or remedy:

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(a) to a greater extent than is permissible under English law including in relation to death or personal injury caused by the negligence of a Party to the Agreement or fraudulent misrepresentation or deceit; or

(b) for gross negligence, wilful misconduct

15.3.2 F-star’s Liability. Subject to Section 15.3.1, the aggregate liability of F-star under or in connection with the Agreement, except in relation to any indemnified loss, shall:

(a) for claims brought during the Initial Research Term, be limited to the greater of (i) the aggregate sums paid to F-star under the Agreement during the Initial Research Term plus any interest accrued on such sums since the date of payment, and (ii) [***],

(b) where the Research Term is extended for a further [***] period in accordance with Section 2.3, for claims brought during that further [***] period, be limited to the greater of (i) the aggregate sums paid to F-star under the Agreement during that [***] period plus any interest accrued on such sums since the date of payment, and (ii) [***], and

(c) for claims brought after the Research Term, be limited to the greater of (i) the aggregate sums paid to F-star under the Agreement during that Calendar Year and the immediately preceding [***] period plus any interest accrued on such sums since the date of payment, and (ii) [***].

15.4 Insurance.

15.4.1 Each of the Parties shall, at their own respective expense, procure and maintain during the Term, insurance policies adequate to cover their respective obligations hereunder and consistent with the normal business practices of (i) with respect to Janssen, a prudent global pharmaceutical company; and (ii) with respect to F-star, a prudent biotechnology company, in each case of similar size and scope. Such insurance shall not create a limit to either Party's liability hereunder.

15.4.2 Upon request by Janssen or F-star, the other Party shall provide certificates of insurance evidencing compliance with Section 15.4.1. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of the Agreement for the longer of (a) a period of [***] following termination or expiration of the Agreement in its entirety, or

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(b) with respect to a particular Party, the last sale of a Product (or but for expiration or termination, would be considered a Product) sold under the Agreement by a Party.

ARTICLE 16
TERM AND TERMINATION

16.1 Term. The Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with its terms, shall continue until the later of:

16.1.1 the expiry of the Research Term, if Janssen has not (i) designated at least one (1) Available Target as a Selected Target for a Subject mAb2; or

16.1.2 the expiry of the Product Royalty Term for all Products,

(the “Term”).

16.2 Termination by Janssen for Convenience. Janssen may terminate the Agreement in its entirety for any or no reason upon [***] prior written notice to F-star.

16.3 Early Termination for Material Breach.

16.3.1 Notice of Breach and Cure Period. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one (1) or more of its material obligations under the Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”) specifying the nature of such material breach. If the breach of the Agreement is curable, then the Breaching Party shall have a period of:

(a) [***] from the date of receipt of the notice for any breach of a payment obligation hereunder, or

(b) [***] from the date of receipt of the notice for any other breach,

(the “Cure Period”) to cure such material breach in a manner that effectively remedies the harm to the Non-Breaching Party caused by the material breach. Notwithstanding the foregoing, if such breach, by its nature, is curable, but is not reasonably curable within the Cure Period, then provided that such breach is not of a payment obligation hereunder, such Cure Period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses diligent efforts to cure such breach in accordance with such written plan, provided that no such extension shall exceed [***] for an extended Cure Period totalling [***] without the consent of the Non-Breaching Party. For clarity, this provision shall not restrict in any

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way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach

16.3.2 Termination Right for Material Breach. The Non-Breaching Party shall have the right to terminate the Agreement, upon written notice to the Breaching Party: (a) in the event the Breaching Party does not notify the Non-Breaching Party within [***] of receipt of a notice under Section 16.3.1 that the Breaching Party disputes that it has committed a material breach or that it intends to cure such breach in accordance with Section 16.3.1; and (b) in the event that the Breaching Party has not cured the material breach within the Cure Period or within any extension in accordance with Section 16.3.1. If a Party in good faith raises a Dispute regarding any such termination (including with respect to the existence or materiality of a breach or the sufficiency of a cure) pursuant to the Dispute resolution procedures under Sections 17.8 and 17.9, such termination shall be effective only upon a conclusion of the Dispute resolution procedures in Section 17.9 resulting in a determination that there has been an uncured material breach (or, if earlier, abandonment of the Dispute by the Breaching Party). For the avoidance of doubt, the exercise of a termination right under this Section 16.3 by a Non-Breaching Party shall be without prejudice to its right to seek damages or any other remedy on account of the Breaching Party’s material breach that may be available at law or in equity, subject to the terms hereof.

16.4 Termination by F-star for Patent Challenge.

16.4.1 Subject to Section 16.4.2, F-star will have the right to terminate the Agreement in its entirety upon [***] advance written notice to Janssen in the event that Janssen or any of its Affiliates, individually or in association with any other Person (including any Sublicensee), commences a Patent Challenge unless, Janssen or its Affiliate:

(a) permanently and unconditionally dismisses or withdraws the applicable Patent Challenge before the effective date of a termination under this Section 16.4; or

(b) in the case of a Patent Challenge that Janssen or its Affiliate is unable by reason of Applicable Law to unilaterally withdraw or cause to be withdrawn on a permanent and unconditional basis, ceases participating (other than by referencing in any documentation relating to the Patent Challenge in question that Janssen or its Affiliate commenced such Patent Challenge) or assisting in such Patent Challenge before the effective date of a termination under this Section 16.4, provided that any subsequent participation or assistance in such Patent Challenge thereafter shall be regarded as

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being a Patent Challenge to which Sections 16.4.1(a) and 16.4.1(b) do not apply;

provided that, with regard to Sections 16.4.1(a) and 16.4.1(b), such Patent Challenge is made without use of Confidential Information of F-star and its Affiliates.

16.4.2 Notwithstanding Section 16.4.1, Janssen and its Affiliates shall have the right to dispute or challenge the validity, enforceability or scope of any claim of a [***] Patent, provided that in doing so no use is made of any Confidential Information of F-star and its Affiliates, in the event F-star, its Affiliates, or (any other Person having a legal right to enforce such Patent Rights), commences a proceeding in a court of law to enforce such claim of such [***] Patent against Janssen or its Affiliates, solely as a defense to such enforcement action.

16.4.3 “Patent Challenge” means any claim in a legal or administrative proceeding alleging that any claim in any Patent Right [***] is invalid, unenforceable, or otherwise not patentable including by (i) filing or pursuing a declaratory judgment action in which any claim of the [***] is alleged to be invalid or unenforceable, (ii) filing a request for or pursuing a re-examination of any of the [***], or (iii) filing or pursuing any opposition, cancellation, nullity or other like proceedings against any of the [***]. Without prejudice to the definition of Patent Challenge above the Parties do not consider the following activities to amount to a Patent Challenge:

(a) good faith arguments or comments made by or on behalf of Janssen or its Affiliate in the course of prosecution of Janssen’s or its Affiliates’ patents or patent applications where patents or patent applications are rejected on the basis of a [***]; and

(b) any counterclaim or affirmative defense Janssen or its Affiliate makes against a Third-Party in which a [***] Patent is used to challenge the validity, enforceability, or patentability of Janssen's or any of its Affiliates' patents or patent applications; and

(c) in an administrative proceeding relating to patents or patent applications in which of Janssen's or any of its Affiliates' have a property or contractual interest (but other than in respect of Patent Rights comprised within the F-star IP), to defend through good faith assertions such interest in satisfaction of a requirement of the proceeding in the case where such [***] Patent is cited as a reference in the proceeding; and

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(d) Janssen's or any of its Affiliates' good faith assertion pursuant to a Dispute resolution procedure under Sections 17.8 and 17.9, commenced by F-star, in the context of whether a payment of a royalty is due to F-star under ARTICLE 10, that no Valid Claim within the [***] Patents applies with respect to a Product; and

(e) any proceeding commenced by a Third Party that becomes an Affiliate of Janssen after the Effective Date, whether by stock purchase, merger, asset purchase, or otherwise, which proceeding commenced before the closing of such transaction; provided that such proceeding continues upon the same or substantially the same legal basis as was the case before the closing of such transaction; and

(f) upon acquisition of a license granted to Janssen or its Affiliates to a pharmaceutical product or program, the affirmative defense by the licensor of such product or program of a pre-existing challenge made by F-star, its Affiliates, or any other Person deriving a right to do so through F-star or its Affiliates, restricting the making, using, or selling of such product (as long as the pre-existing challenge is not amended to include claims regarding a Subject mAb2 or Product);

provided that in taking any of the steps described above under Sections 16.4.3(a) through 16.4.3(f), no use is made by Janssen and its Affiliates of any Confidential Information of F-star and its Affiliates.

16.4.4 If a Party in good faith raises a Dispute pursuant to the Dispute resolution procedures under Sections 17.8 and 17.9, regarding any termination under this Section 16.4 (including with respect to the existence of a Patent Challenge and/or the dismissal or withdrawal of a Patent Challenge in accordance with Sections 16.4.1(a) or 16.4.1(b) above) such termination shall be effective only upon a conclusion of the Dispute resolution procedures in Section 17.9 resulting in a determination that there is a Patent Challenge not dismissed or withdrawn in accordance with Sections 16.4.1(a) or 16.4.1(b) above (or, if earlier, abandonment of the Dispute by the Party(ies)).

16.5 Insolvency.

16.5.1 Termination. In the event that a Party (or its successor in interest in the event the Agreement is assigned as permitted hereunder), (i) files for protection under bankruptcy or insolvency laws; (ii) makes an assignment for the benefit of creditors; (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such

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filing; (iv) proposes a written agreement of composition or extension of its debts; (v) proposes or is a party to any dissolution or liquidation; (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] of the filing thereof; or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, (individually and collectively, each of (i) through (vii) referred to as an “Insolvency Event”) then the other Party may terminate the Agreement in its entirety effective immediately upon written notice to such Party.

16.5.2 Licenses Constitute IP under Bankruptcy Code. All licenses and other rights granted pursuant to the Agreement by one Party to the other are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (or comparable provisions of laws of other jurisdictions), licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code (or comparable provisions of Applicable Laws of other jurisdictions). Upon the occurrence of any Insolvency Event with respect to F-star, F-star agrees that Janssen, as licensee of such rights under the Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Without limiting the generality of the foregoing, F-star and Janssen intend and agree that any sale of F-star’s assets under Section 363 of the Bankruptcy Code shall be subject to Janssen’s rights under Section 365(n), that Janssen cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to the Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Janssen’s rights under the Agreement and Section 365(n) without the express, contemporaneous consent of Janssen. Further, notwithstanding anything to the contrary herein, the Parties agree that, in lieu of Janssen terminating the Agreement in its entirety as provided in Section 16.5.1 above: (a) Janssen may, upon F-star’s undergoing an Insolvency Event, retain and may fully exercise all of the rights and elections under the U.S. Bankruptcy Code (or comparable Applicable Laws of other jurisdictions); and (b) in the event of the commencement of a bankruptcy proceeding by or against F-star under the U.S. Bankruptcy Code (or comparable provisions of Applicable Laws of other jurisdictions), Janssen shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property to which it is granted license or other rights hereunder, and the same, if not already in its possession, will be promptly delivered to it upon any such commencement of an Insolvency Event. All rights, powers and remedies granted hereunder to Janssen as a licensee of any intellectual property rights as provided in this Section 16.5.2 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity, in the event of the commencement of

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an Insolvency Event by or against F-star under Applicable Law, and Janssen, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity in such event.

16.5.3 Right of Negotiation on Insolvency of F-star. F-star hereby grants Janssen a first right to negotiate with F-star (and/or the insolvency practitioner), terms pursuant to which Janssen shall purchase from F-star the Fcab Platform Patent Rights, subject to any pre-existing rights of any Third-Party to such Fcab Platform Patent Rights, in the event F-star is subject to an Insolvency Event. F-star shall notify Janssen promptly in the event that F-star (i) reasonably believes that one or more Insolvency Events will occur in relation to F-star in the subsequent [***] period; or (2) one or more Insolvency Events occurs in relation to F-star. Upon such notification, and without prejudice to any other rights or remedy available to Janssen, Janssen shall notify F-star whether or not it wishes to exercise its right of first negotiation. If Janssen elects to exercise its right of first negotiation, it shall notify F-star and following receipt of such notification from Janssen, the Parties shall in good faith seek to discuss commercially based fair market value terms for purchase of the Fcab Platform Patent Rights. Any purchase of the Fcab Platform Patent Rights under this Section 16.5.3 shall be subject to the Parties agreeing to binding terms.

16.6 Termination of a Subject mAb2. On a Subject mAb2-by- Subject mAb2 basis during the Development and Commercialization Term for a given Subject mAb2, Janssen may terminate at will its rights and obligations with respect to that Subject mAb2 (including all Products containing such Subject mAb2 as an active ingredient):

(a) on [***] advance written notice, or

(b) with immediate effect for Safety Reasons relating to Product(s) including such Subject mAb2.

16.7 Effects of Termination or Expiration. If the Term expires pursuant to Section 16.1.1 or a Party terminates the Agreement (except as a result of F-star’s material breach or bankruptcy):

16.7.1 Subject to Section 10.8 with regard to any expired Product Royalty Term(s) for a given country and Product, all rights and licenses granted by F-star relating to the Relevant Terminated Subject mAb2 hereunder shall immediately terminate, subject to Janssen’s continued right to use the Selected Target(s) in the Relevant Terminated Subject mAb2 in other Subject mAb2 that have such Selected Target(s) as a Fab Target as of the effective date of termination for the Relevant Terminated Subject mAb2.

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16.7.2 Janssen (for itself and its Affiliates) shall grant to F-star with respect to each Relevant Terminated Subject mAb2 that has Selected Target(s) that are not included in any other Subject mAb2 as a Fab Target.as of the effective date of termination for the Relevant Terminated Subject mAb2, a non-exclusive, worldwide, irrevocable and perpetual license, with a right to sublicense through multiple tiers, to any Product Patent Right Covering such Subject mAb2 (but excluding any rights to Janssen Fab IP contained therein) for the purposes of Exploiting mAb2 which bind Fab Targets other than Available Targets and Selected Targets. For clarity, the license granted under this Section 16.7.2 does not include a right to Exploit any Janssen Fab Construct, or any formulation, methods of manufacturing, or treatment regimens other than treatment regimens that claim activity based on mechanism of action and which do not specifically relate to mAb2 Constructs.

16.7.3 Right of First Negotiation for Exclusive License. Except in the event of termination by Janssen for Safety Reasons under Section 16.6(b) or termination by F-star for Patent Challenge under Section 16.4, for any Relevant Terminated Subject mAb2 for which an IND has been filed for a Product containing such Relevant Terminated Subject mAb2 as its sole API, provided that F-star gives written notice to Janssen within [***] from the effective date of termination of the Agreement, F-star shall have the following rights:

(a) a first right to negotiate in good faith an exclusive license for the sole purpose only of Exploiting such Relevant Terminated Subject mAb2 in the same mAb2 Construct as then in Development or Commercialization as of the effective date of termination under any (i) Janssen Fab IP, and (ii) Product IP (including all regulatory filings and data, including under any IND) (including sublicensing through multiple tiers), that is necessary to Exploit such Relevant Terminated Subject mAb2 in the same mAb2 Construct as then in Development or Commercialization as of the effective date of termination, in the Field in the Territory, on commercially based fair market value terms to be agreed upon by Janssen and F-star in a separate written agreement within [***] of F-star’s written notice or such longer period as the Parties may agree in writing (such period the “Negotiation Period”); and

(b) a right to request a delay in Janssen’s wind-down of any Ongoing Clinical Study until the Conclusion of the Negotiation Period,, subject to Section 16.7.5, provided that any such request is included in a timely written notice by F-star exercising its right to negotiate an exclusive license under Section 16.7.3(a) above.

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16.7.4 Any license under Section 16.7.3(a) above shall be subject to the Parties agreeing in writing to binding terms. If Janssen and F-star are not able to agree upon and execute an agreement within the Negotiation Period, Janssen shall have no further obligation to F-star under Section 16.7.3. The Negotiation Period shall be considered concluded at the earlier of (a) the execution of a written license agreement under Section 16.7.3(a) above or (b) the expiration of the Negotiation Period in the event that Janssen and F-star are not able to agree upon and execute an agreement (“Conclusion of the Negotiation Period”).

16.7.5 In the event that F-star gives timely written notice of its desire to negotiate an exclusive license under Section 16.7.3(a), and requests in accordance with Section 16.7.3(b) that Janssen delay wind-down of any Ongoing Clinical Study until the Conclusion of the Negotiation Period the following shall apply:

(a) Within [***] of receipt of F-star’s notice pursuant to Section 16.7.3, Janssen shall provide F-star with a good faith estimate of its and its Affiliates’ expected costs (fully-loaded FTE personnel costs and out-of-pocket costs) for the conduct of the Ongoing Clinical Study through the expected date of the Conclusion of the Negotiation Period.

(b) Within [***] of receipt of F-star’s notice pursuant to Section 16.7.3, Janssen shall provide F-star with a proposed plan for the transfer at F-star’s cost (except to the extent transfer is prohibited by any Regulatory Authority, and subject to any Third-Party consents) of sponsorship and control to F-star of the Ongoing Clinical Study, which transfer shall be completed no later than [***] after the Conclusion of the Negotiation Period. The transfer plan shall be included in the written license agreement under Section 16.7.3(a) above subject to any modification as agreed upon by the Parties.

(c) Janssen shall use Commercially Reasonable Efforts to conduct the Ongoing Clinical Study until the Conclusion of the Negotiation Period and the licenses granted under the Agreement shall remain in place for such a purpose. Janssen shall have sole responsibility for all operational and administrative decisions with respect to the conduct of the Ongoing Clinical Study and shall continue to have the sole right to prepare, obtain and maintain all Regulatory Filings (including the setting of the overall regulatory strategy therefor) and Regulatory Approvals, and to conduct all communications with the Regulatory Authorities, in connection with the Ongoing Clinical Study and the Relevant Terminated Subject mAb2.

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(d) At the Conclusion of the Negotiation Period, F-star shall reimburse Janssen for its and its Affiliates actual costs (fully-loaded FTE and out-of-pocket costs) incurred for the conduct of the Ongoing Clinical Study through the Conclusion of the Negotiation Period.

16.7.6 Subject to Section 16.7.3(b), unless prohibited by any Regulatory Authority, and subject to any Third-Party consents, Janssen shall, at Janssen’s cost, wind-down as soon as reasonably possible following the effective date of termination, any Ongoing Clinical Study, whereby it is understood that the licenses granted under the Agreement shall remain in place for such a purpose.

16.7.7 Except as set forth in Section 13.10, each Party shall return or destroy all Confidential Information and all substances or compositions of the other Party or its Affiliates delivered or provided by or on behalf of such other Party, as well as any other material provided by or on behalf of such other Party in any medium, in connection with the relevant Subject mAb2 or Products for which the Agreement has been terminated.

16.7.8 Where Janssen terminates its rights and obligations with respect to a Subject mAb2 pursuant to Section 16.6(a) during the Development and Commercialization Term for such Subject mAb2, then Section 16.7 shall apply only to the extent relating to the Subject mAb2 in respect of which the Agreement has been terminated (the “Relevant Terminated Subject mAb2”). For clarity, where the Agreement is terminated in its entirety, then Section 16.7 shall apply to all Subject mAb2.

16.8 Remedies. Except as otherwise expressly provided herein, termination of the Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

16.9 Accrued Rights; Surviving Obligations.

16.9.1 Termination or expiration of the Agreement in its entirety or in respect of a Subject mAb2 or Product for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of the Agreement.

16.9.2 Without limiting the foregoing, in respect of the termination or expiration of the Agreement in its entirety or of a Subject mAb2 or Product, unless otherwise expressly provided herein, the following provisions shall survive termination or expiration of this Agreement (including any other Sections, Articles or defined terms referred to in such provisions or necessary to give them effect),

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as well as any other provision which by its terms or by the context thereof, is intended to survive such termination or expiration: ARTICLE 1 (DEFINITIONS AND INTERPRETATION); Sections 2.5.1 and 2.5.2 (Limitations on Use of Reference mAb2); Section 2.7 (Janssen Licensed Patent Rights); Section 3.3.4 (Unavailable Target List); Section 3.6 (Gatekeeper Obligations of Confidentiality); Section 5.4 (No Implied Rights); Section 6.4 (Reserved Rights); Section 10.8 (Expiration of Product Royalty Term); Section 11.3 (Financial Audits); Section 11.4 (Interest on Late Payments); Section 11.5 (Taxes); Section 12.1.1 (Ownership); Section 12.1.2 (Inventorship); Section 12.1.4 (Assignment Obligation); Section 12.1.5 (Obligation to Perfect Rights); Section 12.2.3(e) (Confidentiality); Section 12.3 (Liability for Prosecution and Maintenance); Section 12.6 (Inventor’s Remuneration); ARTICLE 13 (Confidentiality and Non-Disclosure); ARTICLE 14 (representations and warranties); ARTICLE 15 (Indemnity); in the event of a termination by Janssen for under Section 16.5 (Insolvency), Section 16.5.2 (Licenses Constitute IP under Bankruptcy Code) and Section 16.5.3 (Right of Negotiation on Insolvency of F-star); Section 16.7 (Effects of Termination or Expiration); Section 16.8 (Remedies); Section 16.9 (Accrued Rights; Surviving Obligations); and Section 17.1 (Performance and Exercise by Affiliates); Sections 17.5 through 17.19.

ARTICLE 17
Miscellaneous

17.1 Performance and Exercise by Affiliates. Each Party shall have the right to exercise its rights and perform its obligations hereunder through its Affiliates (including by licensing rights hereunder where such rights are held in the name of any such Affiliate); provided that such Party shall be responsible for its Affiliates' performance hereunder.

17.2 Force Majeure. Neither Party shall be held liable or responsible to the other or be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes or lockouts (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of the Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimise its effect. The suspension of performance shall be of

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no greater scope and no longer duration than is necessary and the non-performing Party shall use all reasonable options and diligent efforts to remedy its inability to perform.

17.3 Export Control. The Agreement is made subject to any restrictions concerning the export of products or technical information from the United States and/or the United Kingdom and/or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under the Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

17.4 Assignment.

17.4.1 Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, no Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of the Agreement or any of its rights or duties hereunder; provided that a Party may make such an assignment without the other Parties' consent to (a) its Affiliate (subject to the condition that, if such Person ceases for any reason to be an Affiliate of the Party, all such right shall be transferred back to the original Party), (b) to a Third-Party who acquires all or substantially all of the business or assets to which the Agreement relates of such Party; or (c) to a Third-Party in the course of a transaction the purpose of which is the raising of finance by such Party, for example, by way of the granting of security, sale of any rights to receive royalties, Development costs payments or milestone payments hereunder provided in each case that the other Party shall be under no greater obligation or liability under the Agreement than if the assignment had never occurred. With respect to any such assignment, the assigning Party shall remain responsible for the performance by such assignee or transferee of the obligations hereunder. Any attempted assignment or delegation in violation of this Section 17.4 shall be void and of no effect. Without limiting the foregoing, the grant of rights to the assigning Party set forth in the Agreement shall be binding upon any successor or permitted assignee of the assigning Party, and the obligations of the other Parties, including the payment obligations, shall run in favour of any such successor or permitted assignee of the assigning Party's benefits under the Agreement.

17.4.2 Notwithstanding anything to the contrary herein, in the event of a Relevant Transaction, the Acquiror Group Companies shall not be considered to be Affiliates of F-star for the purposes of the Agreement including for the purposes of the definition Control in respect of the intellectual property of the Parties or Section 6.1. For clarity (and without limitation), any Know-How,

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Patents or other intellectual property rights or other assets owned or Controlled by the Acquiror Group Companies prior to the date of the Relevant Transaction or which are generated by the Acquiror Group Companies and which are not generated under the Agreement, will not be subject to Section 6.1.

17.5 Severability. If any provision of the Agreement (or part of a provision) is held to be illegal, invalid, or unenforceable under any present or future law by any court or administrative body of a competent jurisdiction, and if the rights or obligations of either Party under the Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) the Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of the Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

17.6 Successors. The rights and obligations of the Parties under the Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted transferees.

17.7 Governing Law. The Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of England, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction. Notwithstanding anything to the contrary herein, the interpretation and construction of any Patent Rights shall be governed in accordance with the laws of the jurisdiction in which such Patent Rights were filed or granted, as the case may be.

17.8 Dispute Resolution. If a Dispute arises between the Parties in connection with or relating to the Agreement or any document or instrument delivered in connection herewith, then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of [***]. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [***] (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 17.9.

17.9 Arbitration.

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17.9.1 If the Parties fail to resolve the Dispute through escalation process under Section 17.8, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for resolution in arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its arbitration rules and procedures then in effect.

17.9.2 The arbitration shall be conducted by a panel of three (3) arbitrators who have appropriate subject matter expertise in the pharmaceutical sector. If, however, the aggregate award sought by the Parties is less than [***] and equitable relief is not sought, and for matters designated for “Dispute Resolution by Expedited Arbitration,” the arbitration shall be conducted by a single arbitrator.

17.9.3 The seat of arbitration shall be London and the language of the proceedings shall be English. The governing law of this arbitration clause shall be English law.

17.9.4 The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction. The arbitral tribunal shall determine the dispute by applying the provisions of the Agreement and the governing law set forth in Section 17.7.

17.9.5 Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator; provided, however, that (except for matters designated for “Dispute Resolution by Expedited Arbitration”) the arbitrator shall be authorised to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator and the arbitrator.

17.9.6 Dispute Resolution by Expedited Arbitration. For matters designated in the Agreement for Dispute Resolution by Expedited Arbitration, the following shall apply:

(a) Pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, the Expedited Procedure Rules shall apply irrespective of the amount in dispute.

(b) Each Party shall provide the arbitrator and the other Party with a written report setting forth its position with respect to the substance of the dispute within [***] after the Case Management Conference (as defined by the ICC Rules of Arbitration). Each Party may submit

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a revised report and position to the arbitrator within [***] of receiving the other Party’s report.

(c) If so requested by the arbitrator, each Party shall make oral and/or other written submissions to the arbitrator; provided that the other Party shall have the right to be present during any oral submissions.

(d) Within [***] after receiving the last report or, if requested by the arbitrator, the oral and/or other written submissions, the arbitrator shall select one of the Party’s positions as his or her decision. The arbitrator shall not have the authority to render any substantive decision other than to so select the position of Janssen or F-star as set forth in their respective written reports (as initially submitted, or as revised in accordance with the foregoing, as applicable.) For clarity, it is understood that the Parties intend the arbitration under this Section 17.9.6 to be a “Final Offer Arbitration” (also known as “baseball arbitration”) type proceeding, and the arbitrator may fashion such detailed procedures as the arbitrator considers appropriate to implement this intent. In any arbitration under this Section 17.9.6, the arbitrator and the Parties shall use their best efforts to resolve such dispute within [***] after the selection of the arbitrator. The arbitrator’s ruling shall be final and binding upon the Parties, provided that a Party may challenge such ruling solely in the event of misconduct by the arbitrator or fraud by either Party.

17.10 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in ARTICLE 13 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into the Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. Notwithstanding Sections 17.8 to 17.9, in the event of a breach or threatened breach of any provision of ARTICLE 13, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Nothing in this Section 17.10 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of the Agreement.

17.11 Consent to Jurisdiction. Each Party, for the purpose of enforcing an award under Section 17.9 or for seeking interim or provisional relief as contemplated in Section 17.10 with respect to any Disputed breach of the Agreement, agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding for

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such purpose in any such court, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party. Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party’s notice address provided for in the Agreement shall be effective service of process for any action, suit or proceeding in the court with respect to any matters to which it has submitted to jurisdiction in this Section 17.11.

17.12 Patent Controversies. Notwithstanding anything in the Agreement to the contrary, any Patent Controversy shall be subject to adjudication in accordance with the Applicable Laws of the country or jurisdiction in which the relevant Patent Right is pending or has been issued. The Parties agree that the venue of any such adjudication involving a Patent Right pending in or issued by the United States shall be a U.S. federal district court (or appellate body, as necessary) sitting in New York, and for a Patent Right pending in or issued by any other country, any competent court having jurisdiction over the subject of the Patent Controversy sitting in the capital of such country (or if there is not any such competent court in the capital, a location reasonably proximate to the capital), and each Party irrevocably submits to the jurisdiction of such court. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding for such purpose in any such court, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, including any forum non conveniens argument, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party.

17.13 No Claims against Employees. Each Party undertakes to make no claim and bring no proceedings in connection with the Agreement or its subject matter against any director, officer, employee or agent of the other Party (apart from claims based on fraud or willful misconduct). This undertaking is intended to give protection to individuals: it does not prejudice any right which a Party might have to claim against another Party.

17.14 Notices.

17.14.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under the Agreement shall be in writing and shall be deemed given as of (i) the date delivered if delivered by hand, or reputable courier service; (ii) the date sent if sent by email (with transmission confirmed); (iii) the second (2nd) Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service; or (iv) the fifth (5th) Business day after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the addresses specified below, or to such other addresses of which notice shall have been given in accordance with this Section 17.14. This

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Section 17.14.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of the Agreement. All notices and communications between the Parties hereunder shall be in the English language.

17.14.2 Address for Notice.

F-star	To: F-star Therapeutics Limited, Eddeva B920, Babraham Research Campus, Cambridge CB22 3AT United Kingdom Attention: [***]	With copies to: [***] [***]

Janssen	To: Janssen Biotech, Inc. 800/850 Ridgeview Drive Horsham, Pennsylvania 19044 USA Attention: [***]	With a copy to: Office of the General Counsel Johnson & Johnson One Johnson Drive New Brunswick, New Jersey 08933 USA Attn: [***]

17.14.3 Where proceedings have been commenced in any arbitration hereunder or court of competent jurisdiction, any documents issued in the course of those proceedings will be served in accordance with the procedural rules governing the service of documents in those proceedings.

17.15 Entire Agreement; Amendments. The Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in the Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorised representatives of both Parties.

17.16 Waiver and Non-Exclusion of Remedies. Any term or condition of the Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument, which is clearly marked

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as a waiver of rights and duly executed by an authorised signatory on behalf of the Party waiving such term or condition and delivered in accordance with Section 17.14. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise and does not affect its rights in relation to any other Party. No single or partial exercise of any such right or remedy under the Agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

17.17 No Benefit to Third Parties. Except for any rights and immunities granted in the Agreement to any Affiliates, the Contracts (Rights of Third Parties) Act 1999 shall not apply to the Agreement. Except as expressly provided in ARTICLE 17, a Person who is not a party to the Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall not have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any provision of the Agreement which expressly or by implication confers a benefit on that Person without the express prior agreement in writing of the Parties, which agreement must refer to this Section 17.17.

17.18 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with the Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under the Agreement.

17.19 Relationship of the Parties. It is expressly agreed that F-star, on the one hand, and Janssen, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency. Neither F-star, on the one hand, nor Janssen, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

17.20 Counterparts. The Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. The Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

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[SIGNATURE PAGE FOLLOWS.]

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THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties as of the date first written above.

F-STAR THERAPEUTICS LIMITED	JANSSEN BIOTECH, INC.
By: Name: Eliot Forster Title: CEO	By: Name: Sarkis Messerlian Title: Vice President, North American Oncology

Attached:

Schedule 1: Johnson & Johnson Universal Calendar

Schedule 2: Fcab Platform Technology Patent Rights

Schedule 3: [***]

Schedule 4: NME Selection Research Package

Schedule 5: Form of Identified Target Notice

Schedule 6: Form of Replacement Target Notice

Schedule 7: Gatekeeper Agreement and Engagement Letter

Schedule 8: Target ID Numbers for Identified Targets Confirmed as Available Targets

Schedule 9: Scope of Product Patent Right Filings

Schedule 10: Press Release

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Schedule 1

Johnson & Johnson Universal Calendar

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Schedule 2

Fcab Platform Technology Patent Rights

[***]

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Schedule 3

[***]

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Schedule 4

NME Selection Research Package

[***]

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Schedule 5

Form of Identified Target Notice

[***]

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Schedule 6

Form of Replacement Target Notice

[***]

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Schedule 7

Gatekeeper Agreement and Engagement Letter

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Schedule 8

Target ID Numbers for Identified Targets Confirmed as Available Targets

[***]

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Schedule 9

Scope of Product Patent Right Filings

[***]

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Schedule 10

Press Release

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